Exhibit 2.1

SHARE PURCHASE AGREEMENT

RELATING TO THE ACQUISITION OF

DECIDE HOLDINGS PTY LIMITED
(AN AUSTRALIAN LIMITED COMPANY )

BY

24/7 REAL MEDIA, INC.
(A DELAWARE CORPORATION)

DATED AS OF AUGUST 19, 2004

Table of Contents

1.	Definitions
	1.1	Definitions
	1.2	Interpretation

2.	Closing
	2.1	Purchase and Sale
	2.2	Time and Place of Closing
	2.3	Closing Date Cash Payments by Buyer
	2.4	Closing Date Stock Payments by Buyer
	2.5	Earnout
	2.6	Closing Deliveries by Selling Shareholders
	2.7	Other Items to be Delivered at Closing
	2.8	GST

3.	Representations and Warranties of the Company
	3.1	Corporate Status
	3.2	Authority; Consents and Approvals; No violation
	3.3	Capitalization
	3.4	Financial Statements
	3.5	Accounts Receivable
	3.6	Inventory and Equipment
	3.7	Liabilities
	3.8	Absence of Certain Changes
	3.9	Tax Matters
	3.10	Title to Assets and Related Matters
	3.11	Real Property
	3.12	Certain Personal Property
	3.13	Non-Real Estate Leases
	3.14	Legal Proceedings and Compliance with Law
	3.15	Contracts
	3.16	Insurance
	3.17	Intellectual Property
	3.18	Employees
	3.19	Benefit Plans
	3.20	Corporate Records
	3.21	Brokers
	3.22	Banking Information
	3.23	Transactions with Affiliates

Project Choice Share Purchase Agreement EXECUTION VERSION	CONFIDENTIAL

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	3.24	Powers of Attorney
	3.25	Delinquent And Wrongful Acts
	3.26	Accuracy of Information
	3.27	Australian Securities Laws Exemption
	3.28	Privacy

4.	Representations and Warranties of the Selling Shareholders.
	4.1	Corporate Status
	4.2	Authorization
	4.3	Consents and Approvals
	4.4	Ownership of Decide Shares
	4.5	Finder’s Fees
	4.6	Investment
	4.7	Experience; Accredited Investor
	4.8	Rule 144
	4.9	Information
	4.10	Further Limitations on Dispositions
	4.11	Residence
	4.12	Confidentiality
	4.13	Broker-Dealer
	4.14	Insider Contracts
	4.15	Powers Of Attorney
	4.16	Delinquent And Wrongful Acts
	4.17	Accuracy of Information
	4.18	Australian Securities Laws Exemption

5.	Representations and Warranties of Buyer.
	5.1	Organizational Status
	5.2	Authorization
	5.3	Consents and Approvals
	5.4	Finder’s Fees
	5.5	Capitalization
	5.6	SEC Filings; Financial Statements
	5.7	Compliance With Other Instruments; No Conflicts
	5.8	Litigation
	5.9	No Undisclosed Liabilities; No Adverse Change

6.	Covenants.
	6.1	Existing Contracts and Other Liabilities
	6.2	Expenses
	6.3	Transfer of Assets and Business

	6.4	Transferability of Shares of Buyer Common Stock
	6.5	Lock-Up Expiration Date
	6.6	Voting
	6.7	Specific Performance
	6.8	Public Announcements
	6.9	Confidentiality
	6.10	Selling Shareholder Release
	6.11	Legends
	6.12	Post Closing Access
	6.13	Further Assurances
	6.14	Non-Competition
	6.15	Tax Covenants
	6.16	Release of Pre-emption Rights
	6.17	Powers of Buyer over Decide Shares
	6.18	Selling Shareholders as Trustee

7.	Closing Deliveries of Buyer.
	7.1	Purchase Price
	7.2	Representations and Warranties
	7.3	Legal Opinion
	7.4	Corporate Existence
	7.5	Transaction Documents
	7.6	Listing of Common Stock

8.	Closing Deliveries of Selling Shareholders.
	8.1	Share Certificates
	8.2	Representations and Warranties
	8.3	Resignations
	8.4	Legal Opinion
	8.5	Employment Agreement.
	8.6	Non-Competition, Intellectual Property and Inventions Assignment Agreement.
	8.7	Appointment of Agent Agreement
	8.8	Corporate Existence.
	8.9	Transaction Documents.
	8.10	Third Party Consents.
	8.11	Charge Over Assets
	8.12	Call Options and Convertible Note

9.	Indemnification; Escrow.
	9.1	Survival, etc.
	9.2	General Indemnification

	9.3	Indemnification Procedures
	9.4	Shareholders’ Representative

10.	Miscellaneous.
	10.1	Selling Shareholders’ Agent
	10.2	Assignment
	10.3	Complete Agreement
	10.4	Modifications, Amendments and Waivers
	10.5	Notices
	10.6	Specific Performance
	10.7	Governing Law; Venue; Waiver of Jury Trial
	10.8	Disputes
	10.9	Joint and Several Liability
	10.10	Severability
	10.11	Counterparts; Facsimile Signatures
	10.12	Parties in Interest
	10.13	Delays or Omissions
	10.14	Remedies
	10.15	Representation of Counsel

EXHIBITS

Exhibit A	Schedule of Selling Shareholders
Exhibit B	Escrow Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Disclosure Schedule
Exhibit E	Legal Opinion of U.S. Counsel to Buyer
Exhibit F-1	Legal Opinion of U.S. Counsel to Selling Shareholders
Exhibit F-2	Legal Opinion of Australian Counsel to Company and Selling Shareholders
Exhibit G	Appointment of Agent Agreement
Exhibit H	Performance Targets for Earnout Payment

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of August 19, 2004 by and between 24/7 REAL MEDIA, INC., a Delaware corporation (“Buyer”), DECIDE HOLDINGS PTY LIMITED, an Australian limited company incorporated in Australia with Australian Company Number 091 850 225 (the “Company”) and each of the shareholders of the Company named on the signature page hereto (collectively, the “Selling Shareholders”).

W I T N E S S E T H:

WHEREAS, the Selling Shareholders are the owners of 100% of the issued and outstanding shares (the “Decide Shares”) of capital stock of the Company; and

WHEREAS, Buyer desires to purchase from Selling Shareholders, and Selling Shareholders desire to sell to Buyer, all of the Decide Shares owned by the Selling Shareholders in accordance with the terms and conditions of this Agreement.

THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and the Selling Shareholders agree as follows:

1.             DEFINITIONS.

1.1          DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” means all accounts, contract rights, instruments, loans, advances, extensions of credit, chattel paper and other amounts due from customers, employees of, or suppliers or vendors to, the Companies, or any other third party whether secured or unsecured, and whether now existing or hereafter arising.

“Acquisition Proposal” means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving, or any proposal to acquire in any manner a substantial equity interest in, any of the Companies or any or all or substantially all of the Assets.

“Affiliate” means, with respect to a particular party, a Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with such party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates.

“Agreement” means this Agreement (including, without limitation, the Exhibits and Disclosure Schedules hereto), as each may be amended, restated, supplemented or modified from time to time.

“Amount of the Consideration” means (a) the amount of any payment in connection with a supply, and (b) in relation to non-monetary consideration in connection with a supply, the GST Exclusive Market Value of that consideration as reasonably determined by the supplier.

“Assets” means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by the Companies.

“Balance Sheet” is defined in Section 3.4(a).

“Balance Sheet Date” means June 30, 2004, the date of the Balance Sheet.

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction relating to the Company or any Subsidiary; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Subsidiary is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian, receiver, administrator or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due, or is taken to have failed to comply with a statutory demand; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary, by any act or failure to act, indicates its consent to, approval of or acquiescence in, any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business” means (i) with respect to the Companies, the Companies’ entire business, operations and facilities as and to the extent the same exist or are undertaken, conducted or proposed to be conducted as of the date of this Agreement whether by the Company or by any Subsidiary and (ii) with respect to Buyer, the business, operations and facilities of Buyer described in the SEC Reports.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York or the NASDAQ Small-Cap Market are authorized or required by Law to close.

“Buyer Change of Control” means (i) the consummation of a merger or consolidation of Buyer with or into another entity if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger or consolidation is owned by Persons who were not stockholders of Buyer immediately prior to such merger or consolidation; (ii) the sale, transfer or disposition of all or substantially all of Buyer’s assets; or (iii) any transaction or series of related transactions as a result of which securities representing in excess of fifty percent (50%) of Buyer’s voting power are transferred and/or issued.  A transaction shall not constitute a Buyer Change of Control if its primary purpose is to change the state of Buyer’s incorporation or to create a holding company that will be owned substantially in the same proportions by the Persons who held Buyer’s securities immediately prior to such transaction.

“Buyer Common Stock” means shares of common stock, par value $0.01 per share, of Buyer.

“Buyer Financial Statements” is defined in Section 5.6(b).

“Buyer Group” is defined in Section 9.2(a).

“Charter Documents” means an entity’s certificate of incorporation, articles of incorporation, constitution, certificate or resolutions defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity, in each case as applicable in the place of incorporation of each of the Companies.

“Closing” is defined in Section 2.2.

“Closing Date” means the date of the Closing.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies:  (a) if the Buyer Common Stock is then listed or quoted on the NASDAQ or any other national securities exchange or automated quotation system, the closing ask price per share of the Buyer Common Stock for such date (or the nearest preceding date) on the NASDAQ or other exchange or quotation system (including the OTC Bulletin Board) on which the Buyer Common Stock is then listed or quoted; or (b) in all other cases, the fair market value of a share of Buyer Common Stock as determined in good faith by the board of directors of Buyer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” is defined in Section 3.1(a).

“Company Assets” is defined in Section 3.10.

“Company Consents” is defined in Section 3.2(b).

“Company Contracts” is defined in Section 3.15(b).

“Company Intellectual Property” means all Intellectual Property owned by any of the Companies or used or held for use in the Business.

“Confidential Information” means any confidential information or Trade Secrets of the Companies, including personnel information, know-how and other technical information, customer lists, customer information and supplier information.

“Contract” means any written or oral contract, agreement, lease, contract, note, mortgage, indenture, instrument, or other commitment that is binding on any person or its property under applicable Law.

“Control”  (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute Control.

“Copyrights” means all copyrights, copyright applications and copyright registrations, in both published works and unpublished works.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Disclosure Schedule” means the disclosure schedule delivered to Buyer on the date hereof and attached hereto as Exhibit D.

“Employee Benefit Plan” is defined in Section 3.19(a).

“Employees” is defined in Section 3.18.

“Encumbrances” means any encumbrance, claim, lien, charge, mortgage, security interest, equity, option, pledge, restriction on transferability (including, without limitation, any voting agreements, voting trusts, restrictions on voting rights or rights of disposition), defect of title or other claims or third party rights of whatever nature on any property or property interest.

“Environmental Condition” means any condition or circumstance, including the presence of Hazardous Substances, whether created by one of the Companies or any third party, at or relating to any property or premises of the Companies that did, does or may reasonably be expected to (A) require abatement or correction under an Environmental Law, or (B) give rise to any civil or criminal liability on the part of any of the Companies under an Environmental Law.

“Environmental Law” means all Laws and Orders relating to pollution or protection of human health, public safety or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) as they currently exist, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the Bank of New York, in its capacity as escrow agent pursuant to the terms and conditions of the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form of Exhibit B hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” is defined in Section 3.4(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Entity” means any federal, national, provincial, state, local or foreign government, governmental, regulatory, fiscal or administrative authority, department, tribunal, agency or commission or any court, tribunal, arbitrator or other judicial body.

“Governmental Permits” means governmental permits, licenses, franchises, registrations, releases, certificates of authority, orders, consents, rights, privileges, approvals and other authorizations of, and filings, applications, and registrations with all Governmental Entities, including any renewals thereof or any pending applications therefor.

“GST” has the meaning in the GST Act.

“GST Exclusive Market Value” has the meaning it has in the GST Act.

“GST Act” means the Australian A New Tax System (Goods and Services Tax) Act 1999 (Cwlth).

“Hazardous Substances” means (i) any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety and (ii) any regulated substance or waste under any Laws or Court Orders that have been enacted, promulgated or issued by any Governmental Entity concerning protection of the environment.

“Immaterial Lease” is defined in Section 3.13.

“Indemnitee” is defined in Section 9.3(a).

“Indemnitor” is defined in Section 9.3(a).

“Input Tax Credit” has the meaning it has in the GST Act.

“Intellectual Property” means any Copyrights, Patents, Trademarks, Trade Secrets, domain names,  processes, technology rights and licenses, inventions licenses and other intellectual property and proprietary rights, whether established under the Laws of any state of the United States or any foreign country.

“Indemnification Claim” is defined in Section 9.2(c).

“Inventory” means all inventory, including raw materials, supplies, work in process and finished goods.

“Knowledge” means (i) with respect to an individual, the actual knowledge, upon reasonable investigation, of such individual and (ii) with respect to any Person that is not an individual, the actual knowledge, upon reasonable investigation, of such Person’s executive officers.

“Law” means any statute, law, ordinance, regulation, ordinance, by-law, order, judgment or rule of any Governmental Entity or body or of any other type of regulatory body,

including those covering environmental, energy, safety, health, transportation, bribery, record-keeping, zoning, anti-discrimination, antitrust, wage and hour, and price and wage control matters.

“Liability” means any direct or indirect liability, indebtedness, obligation, claim, loss, damage, deficiency, guaranty or endorsement of or by any of the Companies, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry or written statement that any of the foregoing shall be commenced.

“Losses” is defined in Section 9.2(a).

“Material Adverse Effect” means (i) with respect to the Companies, any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or on the Company’s ability to consummate the transactions contemplated hereby or to enter into the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents, in each case other than any such change attributable to or resulting from (w) any adverse change in general economic conditions or in general conditions affecting Persons in the internet advertising industry, (x) any acts of war or terrorism, (y) any change in applicable Law, or (z) any act or omission of the Selling Shareholders or the Company taken or not taken with the prior consent or at the request of Buyer; or (ii) with respect to Buyer, any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of Buyer and its subsidiaries, taken as a whole, or on Buyer’s ability to consummate the transactions contemplated hereby or to enter into the agreements and instruments to be entered into in connection herewith, or on the authority or ability of Buyer to perform its obligations under the Transaction Documents, in each case other than any such change attributable to or resulting from (w) any adverse change in general economic conditions or in general conditions affecting Persons in the internet advertising industry, (x) any acts of war or terrorism, (y) any change in applicable Law, or (z) any act or omission of Buyer taken or not taken with the prior consent or at the request of the Selling Shareholders or the Company.

“Minor Contract” means any Contract that (i) is terminable by a party on not more than 30 days’ notice without any Liability, (ii) was entered into in the ordinary course of Business of the Companies under which the obligation of a party (fulfilled and to be fulfilled) involves an amount of less than $25,000 in any twelve month period, and (iii) was entered into other than in the ordinary course of Business of the Companies under which the obligation of a party (fulfilled and to be fulfilled) involves an amount of less than $10,000.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means The NASDAQ Stock Market.

“Non-Real Estate Lease” is defined in Section 3.13.

“Order” means any order, writ, judgment, decree, injunction, ruling or other action of any Governmental Entity that is binding on any person or its property under applicable law.

“Ordinary course” or “ordinary course of business” means the ordinary course of business that is consistent with past practices.

“Patents” means all patents, patent applications, and inventions and discoveries that may be patentable.

“Person” means a natural person, partnership, corporation, limited liability company, proprietorship, association, trust, business trust, joint stock company, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means information or an opinion (including information or an opinion forming part of a database), whether true or not, and whether recorded in a material form or not, about an individual whose identity is apparent, or can reasonably be ascertained, from the information or opinion.

“Permitted Liens” means (i) liens for current taxes not yet due; and (ii) other liens imposed by law (such as materialmen’s, mechanics’, carriers’, worker’s and repairman’s liens), if any, arising in the ordinary course of business; provided that such liens do not materially interfere with the use of the Assets as currently used or otherwise materially adversely affect the Assets or the Business.

“Principal Selling Shareholder(s)” means the Selling Shareholders designated as the Principal Selling Shareholders on Exhibit A attached hereto.

“Privacy Laws” means the Australian Privacy Act 1988 (Cwlth), and any other requirement under Law, industry code, policy or statement relating to the handling of Personal Information.

“Pro Rata Amount” means, with respect to any Selling Shareholder, a fraction equal to the number of Decide Shares held by such Selling Shareholder divided by the number of Decide Shares held by all Selling Shareholders.

“Purchase Price” is defined in Section 2.1.

“Real Estate Leases” is defined in Section 3.11.

“Real Property” is defined in Section 3.11.

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit C hereto.

“Registration Statement” is defined in the Registration Rights Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” is defined in Section 5.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Group” is defined in Section 9.2(b).

“Selling Shareholder Representatives” means any investment advisors, accountants, counsel, agents or other Persons who may act on behalf of Selling Shareholders.

“Shareholders Agreement” means the Shareholders Agreement, dated as of February 21, 2002, by and among Paul Milton McCarney, Babela Holdings Pty Limited (ACN 083 180 143), Hoolam Woon, David Barker, Robert Morrish, James Byrne, Servicedotcom Pty Limited (ACN 085 300 723), Terazeal Pty Limited (ACN 081 352 945) and Decide Holdings Pty Limited (ACN 091 850 225) , as amended and supplemented by a Deed of Waiver, dated July 29, 2004, by and among Paul Milton McCarney, Babela Holdings Pty Limited (ACN 083 180 143), Hoolam Woon, David Barker, Robert Morrish, James Byrne, Servicedotcom Pty Limited (ACN 085 300 723), Terazeal Pty Limited (ACN 081 352 945), Graham Sharp Paul, Keith Lambert, Philip John Walker, Tinabass Superannuation Fund and Decide Holdings Pty Limited (ACN 091 850 225).

“Shareholders’ Representative” is defined in Section 10.1.

“Subsidiary” is defined in Section 3.1(a).

“Superannuation Act” is defined in Section 3.18.

“Tax” or “Taxes” means (i) all taxes, including, but not limited to, income (whether net or gross), excise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, employment, unemployment, workers’ compensation, social security, occupation, use, value added, capital, gross receipts, franchise, license, lease, service, severance, stamp, premium, windfall profits, environmental (including taxes under Code Sec. 59A), capital stock, profits, withholding, disability, registration, customs, duties, alternative or add-on minimum, estimated, Australian payroll, Australian fringe benefits, Australian employment (including, without limitation, any Australian Superannuation Guarantee Charge), or other tax of any kind whatsoever imposed by any Tax Authority, including any related charges, fees, interest, levies, penalties, fines, additions to tax or other assessments imposed with respect thereto; and (ii) any liability of the Companies for the payment of amounts of the type described in clause (i) as a result of any obligation of the Companies under any tax sharing, tax funding or tax indemnity agreement, provision or arrangement, whether formal or informal.

“Tax Authority” means any federal, national, foreign, state, municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental or administrative body or other authority exercising any taxing or tax regulatory authority.

“Tax Invoice” has the meaning it has in the GST Act.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax (including any related or supporting information) relating to or required to be filed with any Tax Authority in connection with the determination, assessment, collection, administration or payment of any Tax.

“Third Party Claim” is defined in Section 9.3(b).

“Threshold Amount” is defined in Section 9.2(d)(i).

“Trademarks” means all trademarks, service marks, service names, brand names, trade names, logos and slogans, and all registrations and applications therefor.

“Trade Secrets” means all trade secrets, confidential information, and all know-how, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed (as licensor or licensee) by the Companies, held in confidence by any of the Companies or the licensor or other third party owner of such item.

“Trading Day” means any day on which the Buyer Common Stock is listed or quoted and traded on the NASDAQ or other exchange or quotation system (including the OTC Bulletin Board) on which the Buyer Common Stock is then listed or quoted.

“Transfer” means any attempt to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, issue, pay as a dividend or redemption payment or otherwise transfer or dispose of, directly or indirectly, with or without consideration, any of the Restricted Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Restricted Shares, in cash or otherwise.

“Transaction Documents” means this Agreement, the Exhibits and Schedules hereto and each and every other instrument, document and agreement entered into in connection herewith and therewith or contemplated hereby or thereby, including, without limitation, the Escrow Agreement and the Registration Rights Agreement.

“Transactions” means the sale of the Decide Shares to Buyer, the issuance of the Buyer Common Stock to the Selling Shareholders and the other transactions contemplated by the Transaction Documents.

1.2          INTERPRETATION

Unless the context clearly requires otherwise:

(a)           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)           When a reference is made in this Agreement to a section, subsection, exhibit or schedule, such reference shall be to a section, subsection, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary.

(c)           Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(e)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)            A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(g)           A reference to “$,” “U.S.$,” “U.S. dollars” or “dollars,” shall mean the legal tender of the United States of America.  A reference to “AU$” or “Australian dollars,” shall mean the legal tender of the Commonwealth of Australia.

(h)           A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(i)            Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

(j)            Any reference to a party’s being satisfied with any particular item or to a party’s determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

(k)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(l)            The principles of interpretation set forth in this Section 1.2 shall apply equally to all Transaction Documents.

2.             CLOSING.

2.1          PURCHASE AND SALE

Subject to the terms and conditions contained in this Agreement and based on the representations, warranties, covenants and agreements set forth in this Agreement, at the Closing, each of the Selling Shareholders shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from the Selling Shareholders, all of the Decide Shares owned by such Selling Shareholder, free and clear of all Encumbrances, for an aggregate purchase price (the “Purchase Price”) consisting of (i) U.S. $15,000,000 (Fifteen Million United States Dollars) in cash (the “Cash Consideration”) and (ii) Four Million Four Hundred Sixty Four Thousand Two Hundred Eighty Six (4,464,286) shares of Buyer Common Stock (the “Stock Consideration”).

2.2          TIME AND PLACE OF CLOSING

The closing (the “Closing”) of the sale and purchase of the Decide Shares shall occur simultaneously with the execution of this Agreement at the offices of Buyer, 1250 Broadway, 28th Floor, New York, New York 10001.

2.3          CLOSING DATE CASH PAYMENTS BY BUYER

On the Closing Date, Buyer shall pay the Cash Consideration to the Selling Shareholders, in the respective amounts set forth opposite the names of the Selling Shareholders under the heading “Cash Consideration” on Exhibit A hereto, by wire transfer of immediately available funds to the account of Morrison & Foerster LLP, counsel to the Selling Shareholders, held in a bank in the United States.

2.4          CLOSING DATE STOCK PAYMENTS BY BUYER

Buyer shall issue and deliver the Stock Consideration as soon as practicable after the Closing Date, as follows:  (i) Two Million Four Hundred Fifty Six Thousand One Hundred Eighty Seven (2,456,187) shares of Buyer Common Stock (the “Closing Date Stock Payment”) to the Selling Shareholders in the respective amounts set forth opposite the names of the Selling Shareholders under the heading “Closing Date Stock Payment” on Exhibit A issued in the form of stock certificates registered in the respective names of the Selling Shareholders and delivered to Piper Jaffray & Co. at their offices in New York, New York (or such other recipient as may be designated in writing by a Selling Shareholder); and (ii) Two Million Two Hundred Eight Thousand Ninety Nine (2,208,099) shares of Buyer Common Stock (the “Escrowed Shares”) to the Escrow Agent, to be held pursuant to the Escrow Agreement.

2.5          EARNOUT

(a)           Determination of Amount.  In the event that the Company shall achieve the performance targets set forth in Exhibit H hereto, Buyer shall (i) pay to the Selling Shareholders, in proportion to the respective amounts set forth opposite the names of the Selling Shareholders under the heading “Cash Consideration” on Exhibit A hereto, up to U.S. $2,500,000 (the “Cash Earnout Payment”) and (ii) issue and deliver to the Selling Shareholders, in proportion to the respective amounts set forth opposite the names of the Selling Shareholders under the heading “Closing Date Stock Payment” on Exhibit A attached hereto, a number of shares of Buyer Common Stock (the “Stock Earnout Payment”) equal to $7,500,000 divided by the average Closing Price for the fifteen Trading Days immediately preceding the earlier of (A) March 15, 2006 and (B) the date on which Buyer’s Independent Registered Public Accounting Firm shall have issued their report in respect of the consolidated financial statements of Buyer for the year ending December 31, 2005 (the “2005 Audit Completion Date”); provided, however, in the event that the aggregate number of shares of Buyer Common Stock to be issued as a Stock Earnout Payment exceeds a number equal to (x) 19.9% of the issued and outstanding shares of Buyer Common Stock on the Closing Date, minus (y) the aggregate number of shares of Buyer Common Stock constituting the Stock Consideration issued on the Closing Date (including the Escrowed Shares) (the “Stock Earnout Payment Share Limit”), Buyer shall increase the Cash Earnout Payment by an amount equal to the value of the shares of Buyer Common Stock in excess of the Stock Earnout Payment Share Limit (calculated on the same basis as the Stock Earnout Payment is calculated) and shall not issue any shares of Buyer Common Stock in excess of the Stock Earnout Payment Share Limit.  For the avoidance of doubt, without limiting the generality of the foregoing, in no event shall the number of shares of Buyer Common Stock constituting the Stock Earnout Payment exceed the Stock Earnout Payment Share Limit.  In no event shall Buyer, on the one hand, or the Selling Shareholders, on the other hand, have any liability to the other for any difference between the market price of a share of Buyer Common Stock on the date the Stock Consideration is paid and the price per share on which the Stock Consideration is determined.

(b)           Procedures.  Within five (5) days after the 2005 Audit Completion Date, Buyer shall prepare a statement (the “Earnout Statement”), which statement shall contain the amount of the Cash Earnout Payment and the Stock Earnout Payment, setting forth in reasonable detail the numbers and calculations used to determine such amounts.  The Earnout Statement shall be delivered to the Shareholders’ Representative within such five (5) day period and shall be accompanied by a certificate of an officer of Buyer that such Earnout Statement was prepared as described above.  The Shareholders’ Representative may contest the Earnout Statement by delivering to Buyer a notice in writing (a “Dispute Notice”) which shall set forth with reasonable specificity the nature of the disagreement and the amounts thereof.  If the Shareholders’ Representative fails to deliver a Dispute Notice to Buyer within five (5) Business Days after receipt by the Shareholders’ Representative of the Earnout Statement, then the Earnout Statement shall be deemed to be correct, final, and binding upon the parties, in the absence of actual fraud.  If the Shareholders’ Representative delivers a Dispute Notice to Buyer within the five-day period referred to in the immediately preceding sentence, then both the Shareholders’ Representative and Buyer agree to use all reasonable efforts to seek in good faith to resolve the disputes set forth therein.  If the Shareholders’ Representative and Buyer are unable to resolve any such disputes between them within five (5) days of delivery of the Dispute Notice, then the Shareholders’ Representative and Buyer shall jointly designate a firm of certified public accountants acceptable to both (the “Accountants”), to resolve the issue or issues which are the subject of the disagreement between them.  The Accountants shall resolve the issue or issues which are the subject of the disagreement between the Shareholders’ Representative and Buyer.  If the Shareholders’ Representative and Buyer have not designated the firm to which the disagreement shall be submitted within ten (10) calendar days after the termination of the five (5) day period following the delivery of the Dispute Notice, they shall be deemed to have designated the firm of PricewaterhouseCoopers LLP (which shall be independent of the Buyer and the Selling Shareholders and their respective affiliates) to serve as the Accountants, unless it is later disqualified by reason of establishing a relationship with Buyer or any of the Selling Shareholders or their respective Affiliates.  In connection with their determination of the disputed items, the Accountants shall be entitled to review the work papers, trial balances and similar materials prepared by Buyer in connection with Buyer’s preparation of the Earnout Statement.  The Selling Shareholders shall be solely responsible for all fees and expenses incurred by the Accountants in connection with such dispute resolution proceedings, unless the Accountants shall disagree with the calculations set forth in the Earnout Statement and determine in writing that Buyer should pay the Selling Shareholders an additional Cash Earnout Payment and/or Stock Earnout Payment with an aggregate value of at least U.S. $100,000, in which case the Buyer shall be solely responsible for all such fees and expenses.  Buyer’s obligation to make a Cash Earnout Payment or Stock Earnout Payment hereunder is subject to setoff, counterclaim and recoupment of any amounts owed to any member of the Buyer Group (as defined below) by any Selling Shareholder pursuant to the provisions of Section 9 below solely with respect to indemnification claims relating to Losses (i) with respect to breaches of the representations and warranties contained in Sections 3.1, 3.3, 3.9, 3.19, 3.27, 4.1 and 4.4; and (ii) in cases of fraud or intentional misrepresentation or breach of warranty.

(c)           Buyer Change of Control.  In the event of a Buyer Change of Control prior to December 31, 2005, the Cash Earnout Payment and Stock Earnout Payment shall be determined as of the end of the fiscal quarter immediately preceding the quarter in which the closing of such Buyer Change of Control occurs; provided, however, that this Section 2.5(c) shall not apply in the event that during the six-month period following the closing of such Buyer Change of Control, the senior executives of Buyer primarily responsible for the operation of Buyer’s search business (including the operations of the Company) then in office continue to have substantially similar responsibilities for such operations, and the operations of the Company as a standalone subsidiary of Buyer, after giving effect to the integration of the Company into Buyer’s consolidated operations, remain materially intact during such period.

2.6          CLOSING DELIVERIES BY SELLING SHAREHOLDERS

Each Selling Shareholder has delivered, or caused to be delivered, to Buyer’s representative in Australia all of its certificates representing the Decide Shares being sold by such Selling Shareholder accompanied by share transfer forms duly executed in blank, in proper form for transfer.

2.7          OTHER ITEMS TO BE DELIVERED AT CLOSING

At the Closing, Buyer shall deliver to the Selling Shareholders each of the items listed in Section 7 below, and each Selling Shareholder shall deliver to Buyer each of the items listed in Section 8 below.

2.8          GST

(a)           The consideration specified in this Agreement does not include any amount for GST.  The purchase of the Decide Shares as contemplated herein is not subject to GST.

(b)           If a supply under this Agreement is subject to GST, the recipient must pay to the supplier an additional amount equal to the Amount of the Consideration multiplied by the applicable GST rate.

(c)           The additional amount is payable at the same time as the consideration for the supply is payable or is to be provided.  However, the additional amount need not be paid until the supplier gives the recipient a Tax Invoice.

(d)           If the additional amount differs from the amount of GST payable by the supplier, the parties must adjust the additional amount accordingly.

(e)           If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified does not include any amount for GST for which the party is entitled to an Input Tax Credit.

(f)            Each payment referred to in this section 2.8 must be made by direct debit or such other method agreed by the parties.

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company and each Principal Selling Shareholder hereby jointly and severally represent and warrant to and agree with Buyer as follows:

3.1          CORPORATE STATUS

(a)           The Company is a corporation duly incorporated and validly existing under the Laws of the Commonwealth of Australia and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on the Company.  Each subsidiary of the Company is listed on Schedule 3.1(a) (each a “Subsidiary” and collectively, the “Subsidiaries”; the Company and the Subsidiaries are sometimes collectively referred to herein as the “Companies”).  Each of the Subsidiaries is a corporation duly incorporated or organized, validly existing and, where such term is applicable, in good standing under the Laws of their respective jurisdiction of formation and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on the Company.  The

Company has provided to Buyer a complete and correct copy of the Charter Documents, or other organizational or constitutional documents of each of the Companies, each as amended to the date hereof (the “Organizational Documents”).  The Organizational Documents so delivered are in full force and effect.  The group structure chart in Schedule 3.1(a) of the Disclosure Schedule is a complete and accurate representation of the capital structure and ownership of the Company, of interests in its share capital, and of the Subsidiaries.

(b)           Each of the Companies has the requisite power and authority to own or lease and operate its Assets and carry on its Business as it is now being conducted and proposed to be conducted, other than such corporate power and authority, the absence of which would not reasonably be expected to have a Material Adverse Effect on the Company, as applicable.  The Business is the sole business now or previously conducted by any of the Companies.  None of the Companies owns or controls, directly or indirectly, any partnership interests, stock, securities or other equity interests in any partnership, corporation or other Person or any voting rights or the right to control the policies and direction of any partnership, corporation or other Person.  None of the Companies has any obligation or right to make any investment in any corporation, partnership or other entity, or is a participant in any joint venture or similar arrangement with any other Person.  There are not outstanding (and none of the Companies has any plan to issue, grant or enter into) any options, warrants, rights (including conversion or preemptive rights), subscriptions or agreements for the purchase or acquisition from or by any of the Companies of any shares of capital stock of any of the Companies.  There are no voting agreements, voting trust agreements, shareholder agreements or other similar agreements relating to the capital stock of any of the Companies.

3.2          AUTHORITY; CONSENTS AND APPROVALS; NO VIOLATION

(a)           The Company has the requisite power and authority and has taken all action necessary in order to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.  The Transaction Documents constitute or upon execution and delivery will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws of general application affecting the enforcement of creditors’ rights.

(b)           Except as set forth in Schedule 3.2(b) of the Disclosure Schedule, no documentation, applications, notices, petitions, reports or filings are required to be made with, nor are any consents, waivers, registrations, approvals, permits or authorizations required to be obtained (such documentation and other items being sometimes hereinafter collectively referred to as the “Company Consents”) by any of the Companies from any Governmental Entity or any third party in connection with the execution and delivery of the Transaction Documents by the

Selling Shareholders and the Company, or the consummation of the transactions contemplated thereby, or to ensure that the Companies can be operated after the Closing as presently operated.

(c)           The execution and delivery of the Transaction Documents by the Company do not and will not, and the consummation of any of the transactions contemplated thereby will not, constitute or result in (i) a breach or violation of, or a default under, any of the Organizational Documents of any of the Companies; (ii) a breach or violation of, a default under or the triggering of any payment or other obligations pursuant to, any of the Companies’ Employee Benefit Plans, or any grant or award made under any of the foregoing; (iii) a breach, violation or default of or under, the acceleration of or the creation of any Encumbrance on any Assets or Real Property (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract to which any of the Companies is a party; (iv) except as set forth on Schedule 3.2(c)(iv), any breach, violation default, or adverse change in the rights, benefits or obligations of any of the Companies under any Contract; or (v) a violation or default of or under any Law or Order.  The consummation of the Transactions will enable Buyer to conduct the Business as it is presently conducted and proposed to be conducted.

3.3          CAPITALIZATION

(a)           The issued share capital of the Company consists solely of 8,222,485 ordinary shares, all of which have been credited as fully paid as of the date of this Agreement.  The Decide Shares constitute all of the outstanding equity or similar securities of the Company, and the respective shares owned by the Selling Shareholders are specified on Exhibit A.  All of the Decide Shares have been duly authorized and are validly issued and non-assessable and are free and clear of all Encumbrances.  The Selling Shareholders are the registered holders and beneficial owners of all of the Decide Shares as shown in Exhibit A.  The Company has no shares of capital stock reserved for issuance.

(b)           The Company is the registered holder and beneficial owner and owns, beneficially and of record, all of the outstanding equity securities of each of the Subsidiaries (the “Subsidiary Shares”) and has good and valid title thereto free and clear of all Encumbrances.  All of the Subsidiary Shares have been duly authorized and are validly issued, fully paid and non-assessable.  None of the Subsidiaries have any shares of capital stock reserved for issuance.  Except with respect to the Company, there are no shares of capital stock of any Subsidiary authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities thereof.

(c)           The Selling Shareholders have good and valid title to the Decide Shares, and, after consummation of the transactions contemplated by this Agreement, Buyer will have good and valid title to the Decide Shares, free and clear of all Encumbrances Known to the Company.  A true and complete list of all consents that are required to be obtained for the Selling Shareholders to deliver to Buyer good and valid title to the Decide Shares, free and clear of all Encumbrances, is set forth on Schedule 3.3 of the Disclosure Schedule.  None of the Companies has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with its shareholders on any matter.  Each of the Selling Shareholders has waived or abolished any and all rights that they may otherwise have been entitled to, including preemptive rights, rights of first refusal, repurchase rights or the like, relating to the Decide Shares or the Subsidiary Shares, or such rights will terminate on the Closing Date immediately prior to Closing.

3.4          FINANCIAL STATEMENTS

(a)           Financial Statements.  The Company has furnished to Buyer at the Closing true and complete copies of the audited consolidated balance sheets of the Company as at June 30, 2003 and June 30, 2004 (such balance sheet as at June 30, 2004 being herein referred to as the “Balance Sheet”) and the related consolidated profit and loss statements, and cash flows for the corresponding periods, including the related notes thereto, a letter dated August 13, 2004 from BDO to the directors of the Company and the unaudited management working papers of the Company as at July 31, 2004 and for the interim period commencing June 30 and ending July 31, 2004 (all of such financial statements, collectively, including the Balance Sheet, the “Financial Statements”).  Except as set forth in the Financial Statements delivered by the Company to Buyer at the Closing, such Financial Statements as of and for the years ended June 30, 2003 and June 30, 2004 have been prepared from, and are in accordance with, the books and records of the Companies and fairly present the consolidated financial position and results of operations of the Companies as at and for the periods indicated therein, in each case in accordance with the requirements of the Australian Corporations Act 2001 (Cwlth) and other applicable Laws and in conformity with applicable accounting standards and generally accepted accounting principles in the Commonwealth of Australia (and are presented with reconciliation to generally accepted accounting principles in the United States as required by Item 17 of Form 20-F).  The Financial Statements for the interim period ended July 31, 2004 have been prepared from, and are in accordance with, the books and records of the Companies and fairly present the consolidated financial position and results of operations of the Companies, as at and for the periods indicated therein, subject to normal period-end adjustments, in accordance with the requirements of the Australian Corporations Act 2001 (Cwlth), other applicable laws and in conformity with applicable accounting standards and generally accepted accounting principles in the Commonwealth of Australia (and are presented with reconciliation to generally accepted accounting principles in the United States as required by Item 17 of Form 20-F).  The consolidated working capital of the Company as of July 31, 2004 is no less than AU$300,000.

(b)           Accounting Records Generally.  The Financial Statements have been audited or reviewed, as the case may be, by an auditing firm that meets the requirements for auditors of foreign companies under the Securities Act and the rules and regulations promulgated thereunder.  The accounting records of the Companies have been kept on a proper and consistent basis in all material respects (no change in the methods or bases of valuation or accountancy treatment having been made for at least three years prior to the accounts date or since that have had or would have a material impact or effect on the amounts presented), are up-to-date and in all material respects contain complete and accurate details of the material business activities of the Company.  The Company has provided to Buyer a complete and correct copy of each “management letter” received by the Company for the two fiscal years ending June 30, 2004, which are the only management letters received by any of the Companies since their respective dates of inception.

(c)           Internal Accounting Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.5          ACCOUNTS RECEIVABLE

All Accounts Receivable of the Companies reflected in the Financial Statements and all Accounts Receivable of the Companies created thereafter through the date hereof, (a) are valid and genuine, (b) arise out of bona fide sales and deliveries of goods, performance of services or other business transactions, (c) were generated only in the ordinary course of business, (d) to the Knowledge of the Company, are subject to no refunds or other adjustments and no valid claims, defenses, rights of set-off, credits, allowances or other restrictions on collection and (e) subject to the allowance for bad debts reflected in the Financial Statements, represent valid claims of the Companies.

3.6          INVENTORY AND EQUIPMENT

The Companies have no Inventory.  All equipment of the Companies reflected on the Balance Sheet, and all equipment owned by the Companies was acquired and has been maintained in accordance with the regular business practices of each of the Companies.

3.7          LIABILITIES

None of the Companies has any Liabilities of the type that are required to be disclosed in the Financial Statements, including the notes thereto, prepared in accordance with GAAP which are, individually or in the aggregate, material to the Business of any of the Companies, other than (i) Liabilities specified in Schedule 3.7 of the Disclosure Schedule, (ii) Liabilities specified in the Balance Sheet (except as heretofore paid or discharged), or (iii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date that, individually or in the aggregate, are not material to the Business.  To the Knowledge of the Principal Selling Shareholders, no facts or circumstances exist which would reasonably be expected to cause material Liabilities in the future that would be required to be reserved for or accrued for under GAAP with respect to the Balance Sheet Date and which have not been reserved for in the Financial Statements.  To the Knowledge of the Company, no basis exists for the assertion against the Companies of any other Liabilities for which a reserve is required to be disclosed in the Financial Statements or the notes thereto, in accordance with GAAP.

3.8          ABSENCE OF CERTAIN CHANGES

Except as contemplated by this Agreement, since the Balance Sheet Date, each of the Companies has conducted the Business in, and has not engaged in transactions with a value, or which creates a Liability, greater than $5,000 other than in, the ordinary course of the Business and internal costs incurred in connection with the Transactions and there has not been with respect to any of the Companies or the Business any of the items specified below:

(a)           any change that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(b)           any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

(c)           any repurchase, redemption or other acquisition, directly or indirectly by any of the Companies, of any shares of capital stock, or any securities convertible into or exchangeable for any shares of capital stock, of that Company;

(d)           except as set forth in Schedule 3.8(d) of the Disclosure Schedule, since the Balance Sheet Date, any increase in the compensation payable or to become payable to any director, officer, employee, independent consultant or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement except in the ordinary course of business;

(e)           any sale, lease, assignment or other transfer of material Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

(f)            any damage, destruction or other casualty loss (whether or not covered by insurance) adversely affecting a material amount of Assets or Real Property;

(g)           any change in accounting principles, practices or methods of the Company, except for any change required by reason of a change in GAAP;

(h)           other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any material debt held;

(i)            any material decrease in the working capital of any of the Companies since July 31, 2004, except in the ordinary course of business;

(j)            any incurrence of indebtedness for borrowed money (other than trade payables) or issuance of any debt securities; or

(k)           any payments to any Affiliate of any of the Companies, except for (i) any payments to an Affiliate of any of the Companies in his or her capacity of an employee of or consultant to the Company pursuant to agreements the terms of which have been disclosed to the Buyer prior to Closing or (ii) as otherwise specified in Schedule 3.8(k) of the Disclosure Schedule.

3.9          TAX MATTERS

(a)           Each of the Companies has timely filed all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns were prepared in compliance with all applicable Laws and regulations and are true, correct and complete in all material respects.  Each of the Companies has paid in full on a timely basis all Taxes owed by it for its fiscal years ended June 30, 2003 or before, whether or not shown on any Tax Return.  With respect to periods beginning after June 30, 2003, the amount of the Companies’ liability for accrued but unpaid Taxes for periods ending on or before June 30, 2004 does not exceed the amount of the accruals for Taxes (excluding reserves for deferred Taxes) shown as current liabilities on the Balance Sheet.  No claim has ever been made in writing by any authority in any jurisdiction where the Companies do not file Tax Returns that any of the Companies may be subject to taxation in that jurisdiction.  None of the Companies is subject to any Taxes in relation to periods after June 30, 2004 and the Closing Date, except for transactions undertaken in the ordinary course of business.

(b)           There are no ongoing examinations, deficiencies or claims against any of the Companies for Taxes, and no written notice or, to the Knowledge of the Principal Selling Shareholders, oral notice of any review, audit, examination or claim for Taxes, whether pending or threatened, has been received. None of the Companies has waived or extended the statute of limitations with respect to the collection or assessment of any Tax (including any time limit for the making of an amended assessment in respect of any Tax).  All deficiencies asserted or assessments made as a result of any tax proceeding have been paid in full or reserved on the Balance Sheet.

(c)           Each of the Companies has a taxable year ending on June 30, in each year commencing from its incorporation.

(d)           Copies of (A) any documents relating to any Tax examinations, settlements or Tax rulings issued by any Governmental Entity, (B) extensions of statutory limitations for the collection or assessment of Taxes (including any time limit for the making of an amended assessment in respect of any Tax) and (C) the Tax Returns of the Companies for the last two fiscal years have been made available to Buyer.

(e)           None of the Companies is party to a tax sharing, tax funding, tax indemnity or tax allocation agreement currently in effect with a company, person or entity other than with any of the Companies.  None of the Companies have assumed the tax liability of any other person (other than any of the Companies) under contract. None of the Companies are liable for Taxes of any other company or entity (other than any of the Companies) as part of a consolidated, affiliated or combined group including pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision under foreign, state or local Law). None of the Companies has at any time prior to the Closing Date, formed part of any consolidated group for purposes of Part 3-90 of the Australian Income Tax Assessment Act 1997 (Cwlth) other than with any of the Companies.

(f)            None of the Companies is or has been (a) a passive foreign investment company within the meaning of Section 1297 of the Code, or (b) a controlled foreign corporation within the meaning of Section 957 of the Code.

(g)           There is only one franking account maintained for the Companies which are resident in Australia for Australian income tax purposes and as at June 30, 2004 it is not in deficit.

(h)           None of the Companies has obtained the benefit of a “forgiveness” in relation to any “commercial debit” for the purposes of Schedule 2C of the Australian Income Tax Assessment Act 1936 (Cwlth).

(i)            None of the Companies has entered into any transaction with a shareholder, a director or an “associate” (within the meaning of Section 318 of the Australian Income Tax Assessment Act 1936 (Cwlth)) of a shareholder or a director, which is treated as if it were a dividend paid to a shareholder for Australian income tax purposes.

(j)            None of the Companies has any assets which were acquired under a transaction which was the subject of roll-over relief under Section 160ZZO of the Australian Income Tax Assessment Act 1936 (Cwlth) or Subdivision 126-B of the Australian Income Tax Assessment Act 1997 (Cwlth).  None of the Companies will become liable for any Taxes as a result of the transfer of the Decide Shares at the Closing.

3.10        TITLE TO ASSETS AND RELATED MATTERS

Schedule 3.10 of the Disclosure Schedule sets forth a true and complete list of all of the tangible Assets and properties owned or leased by the Companies (the “Company Assets”) as of the date hereof, the original cost of any individual item of which equals or exceeds AU$25,000 (other than the interests in real property which are set forth on Schedule 3.11 of the Disclosure Schedule and the interests in leasehold property which are set forth on Schedule 3.12 of the Disclosure Schedule).  Each of the Companies has good, valid and marketable title to, valid leasehold interests in or valid licenses to use, all of the Company Assets, including, without limitation, the Company Assets reflected on the Balance Sheet or acquired after the date thereof, in each case free and clear of any Encumbrances, except for Permitted Liens.  Each of the Companies’ use of the Company Assets does not encroach on the property or rights of any third party in a manner that is material to the total amount of Company Assets set forth or required to be set forth on the Financial Statements.  Except as set forth on Schedule 3.10 of the Disclosure Schedule, all tangible personal property included in the Company Assets are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted, and are free from any known defects other than any defects that are immaterial to the total amount of Company Assets set forth or required to be set forth on the Financial Statements.

3.11        REAL PROPERTY

 Schedule 3.11 of the Disclosure Schedule describes all real estate used in the operation of the Business in the possession of or leased by any of the Companies (collectively, the “Real Property”), and lists any leases, subleases and occupancy agreements under which any such Real Property is possessed to which any of the Companies is a party (the “Real Estate Leases”).  No real estate is owned by any of the Companies.  Each of the Real Property Leases is a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws of general application affecting the enforcement of creditors’ rights) and is in full force and effect, and there are no material Defaults thereunder by any of the

Companies, or to the Knowledge of the Principal Selling Shareholders, any other party thereto.  The lessee under each Real Property Lease enjoys exclusive and lawful occupation and quiet enjoyment thereunder.  None of the Companies has received a material notice (statutory or otherwise) from any person in respect of occupation of any Real Property, other than communications with the landlord in the ordinary course of business.

3.12        CERTAIN PERSONAL PROPERTY

Schedule 3.12 of the Disclosure Schedule describes all items of tangible personal property that were included in the Balance Sheet at a net book value of at least AU$25,000.  Except as specified in Schedule 3.12 of the Disclosure Schedule, since the Balance Sheet Date, none of the Companies has acquired any items of tangible personal property that have a carrying value in excess of AU$25,000 individually or AU$100,000 in the aggregate, other than in the ordinary course of business.  Except for those items subject to the Non-Real Estate Leases and certain computer hardware and software owned by the Companies’ employees or consultants with an aggregate value of less than AU$25,000, no Person other than the Companies owns any vehicles, material equipment or other material tangible Assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business.

3.13        NON-REAL ESTATE LEASES

Schedule 3.13 of the Disclosure Schedule lists all Assets and property (other than Real Property) that are possessed by any of the Companies under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than AU$15,000 (each, an “Immaterial Lease”). Schedule 3.13 of the Disclosure Schedule also lists the leases under which such Assets and property listed in Schedule 3.12 of the Disclosure Schedule are possessed.  All of such leases (excluding Immaterial Leases) are referred to herein as the “Non-Real Estate Leases.”

3.14        LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW

(a)           Except as set forth in Schedule 3.14(a) of the Disclosure Schedule, there is no Litigation (i) that is pending or, to the Knowledge of the Company or the Principal Selling Shareholders, threatened against any of the Companies or (ii) other than routine collection matters, that is pending or, to the Knowledge of the Company or the Principal Selling Shareholders, threatened against any Person by any of the Companies or any of the Selling Shareholders in connection with the Companies, the Company Assets, the Real Property or the Business.  There is no current Default under any Laws applicable to the Companies, including Environmental Laws, which could reasonably be expected to have a Material Adverse Effect on the Company.  None of the Companies has received any notices from any Governmental Entity regarding any alleged Defaults under any Laws which has not been resolved and which would reasonably be expected to have a Material Adverse Effect on the Company.  Except as set forth in Schedule 3.14(a) of the Disclosure Schedule, none of the Companies, nor any director, officer or employee thereof, is operating under or subject to any Orders.  There has been no Default with respect to any Order applicable to any of the Companies.

(b)           Without limiting the generality of paragraph (a) above, there is not and, to the Knowledge of the Company, never has been any Environmental Condition (i) at any property owned, leased, occupied or operated at any time by the Companies or (ii) at any property owned, leased, occupied or operated at any time by any Person controlled by the Companies or any predecessor of any of them in connection with the Business, and that would reasonably be expected to form the basis of a material claim under applicable Environmental Laws, nor has any of the Companies received written notice of any such Environmental Condition.

3.15        CONTRACTS

(a)           Schedule 3.15 of the Disclosure Schedule lists all Contracts of the following types to which any of the Companies are a party or by which it is bound, other than Minor Contracts:

(i)            Contracts with any present or former shareholder, director, officer, employee, partner, independent contractor  or consultant of any of the Companies or any Affiliate thereof.

(ii)           Contracts with providers of internet based search engines, directories or paid-listings databoxes or similar service providers;

(iii)          Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party, except as already covered under (ii) above;

(iv)          Contracts to sell or supply products or to perform services that involve an amount in excess of U.S. $10,000 in any individual case;

(v)           Contracts for the disposition of any Company Assets, Real Property, Inventory or other goods to a third party in an amount in excess of U.S. $10,000;

(vi)          Contracts to lease to or to operate for any other party any real or personal property that involve an amount in excess of U.S. $10,000 in any individual case;

(vii)         Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, shareholders or Affiliates of the Companies or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

(viii)        Any Contracts licensing rights of or by any of the Company other than in the ordinary course of business;

(ix)           Any Contract that contains a noncompetition or exclusivity agreement or other arrangement that would prevent any of the Companies from carrying on its business as currently conducted anywhere in the world or, to the Knowledge of the Principal Selling Shareholders, except for Contracts terminable within 90 days or less without any material penalty to the Company or except as such restrictions are immaterial to the business of the Companies and Buyer, any other Contract or agreement that contains such provisions;

(x)            Any Contracts under which any Encumbrances exist;

(xi)           Any Contracts (including Real Estate Leases) which contain a change of Control clause, whether giving rise to a right of termination, or creating or increasing a liability or obligations of any of the Companies or otherwise; and

(xii)          Any other Contracts (other than Minor Contracts and those described in any of (i) through (xi) above) not made in the ordinary course of business.

(b)           The Contracts listed on Schedule 3.15 of the Disclosure Schedule are referred to herein as the “Company Contracts.”  The Company has previously delivered or made available to Buyer complete and correct copies of all written Company Contracts (including all amendments thereto) and all material side letters, consents and commitments relating thereto.  Each of the Company Contracts is in full force and effect and is valid and enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws of general application affecting the enforcement of creditors’ rights) and none of the Companies has given any written communication to or, to the Knowledge of the Company, received any written communication from any other party threatening or indicating an intention to terminate any Company Contract.  Schedule 3.15 of the Disclosure Schedule sets forth a true and complete list of all consents required under any Company Contracts in connection with the consummation of the transactions contemplated by this Agreement.  None of the Companies is in Default under any Company Contract (including any Real Estate Leases and Non-Real Estate Leases).  None of the Companies has received any written communication from, or given any written communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any Company Contract, other than such Defaults that have previously been resolved without any outstanding or ongoing material Liability of the Companies, and (i) none of the other parties in any such Company Contract is currently in Default thereunder, and (ii) each such Company Contract is presently enforceable against any other parties thereto in accordance with terms thereof.

(c)           Schedule 3.15 of the Disclosure Schedule sets forth a list of the 25 largest customers of the Company (the “Material Customer Contracts”) and the amount of business transacted with such customers during the year ended June 30, 2004 and the month ended July 31, 2004.  Except as provided in Schedule 3.15 of the Disclosure Schedule, since June 30, 2004 to the date hereof, there has been no termination, cancellation or curtailment of the business relationship of the Company with any customer or group of affiliated customers, and the Company has not received written notice of any such termination, cancellation or curtailment that would have a Material Adverse Effect; provided, that completion or termination of work on a project in accordance with a statement of work or similar agreement will not be considered as a termination, cancellation or curtailment of the business relationship by a customer or group of affiliated customers.

(d)           The material legal terms and conditions of each Contract of any of the Companies to sell or supply products or to perform services that involve an amount in excess of U.S. $10,000 in any individual case are in all material respects the same as the material legal terms and conditions contained in the standard form of Search Marketing Agreement provided to the Buyer prior to Closing.

3.16        INSURANCE

Schedule 3.16 of the Disclosure Schedule lists all policies or binders of insurance held by or on behalf of, or the premiums of which are paid by, the Companies, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder.  There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim involving a material loss to the Companies under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder.  None of the Companies has been refused any insurance or had its coverage limited within the past three years and there is no written notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Company.

3.17        INTELLECTUAL PROPERTY

(a)           Schedule 3.17(a) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property used or held for use in connection with the Business, indicating the owner of each such item of Intellectual Property (whether one of the Companies or a third party).  The Company owns or has the right to use the Intellectual Property set forth on Schedule 3.17(a) of the Disclosure Schedule without conflict with the rights of others.  Except as set forth on Schedule 3.17(a) of the Disclosure Schedule, there are no agreements with third parties that limit or restrict the right of any of the Companies to use or register its ownership of any of the Company Intellectual Property.  To the Knowledge of the Principal Selling Shareholders, the Business of the Companies as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.  Within the last three years, the Companies have not received any written notice from any other Person pertaining to or challenging its right to use any Intellectual Property owned or used by or licensed to any of the Companies.  To the Knowledge of the Principal Selling Shareholders, there has been no material violation by others of any right of the Companies in any of the Company Intellectual Property set forth in Schedule 3.17(a) of the Disclosure Schedule.  Except as set forth on Schedule 3.17(a) of the Disclosure Schedule, all registrations for the ownership of the Company Intellectual Property are valid and in good standing.  No Intellectual Property is used by the Companies that is not owned by the Company or to which the Company does not have valid rights of use.  True and complete copies of all Company Intellectual Property and all filings related thereto have been provided to Buyer.

(b)           Schedule 3.17(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received, of:  (i) all Contracts to which any of the Companies are a party or by which any of the Companies is bound relating to Intellectual Property owned by a Person other than the Companies and used in connection with the Business; and (ii) all Contracts to which any of the Companies are a party or by which any of the Companies is bound relating to Company Intellectual Property set forth in Schedule 3.17(a) of the Disclosure Schedule under which a third Person is licensed to use or otherwise exploit any part of that Company Intellectual Property; in each case other than any license implied by the sale of a product or service and licenses for software programs that are commercially available on a retail basis and are licensed pursuant to standard end user licenses under which any of the Companies is the licensee.

(c)           The Intellectual Property included in the Company Assets constitutes all of the Intellectual Property that is necessary for the operation of the Business as it is currently conducted and proposed to be conducted.  Except as described on Schedule 3.17(c) of the Disclosure Schedule, the Company is the owner of all right, title and interest in and to each item of Intellectual Property set forth in Schedule 3.17(a) of the Disclosure Schedule, free and clear of any Encumbrances and has the right to use and exploit commercially without payment to a third party all of the Intellectual Property set forth in Schedule 3.17(a) of the Disclosure Schedule.

3.18        EMPLOYEES

The Companies are not a party to, involved in or threatened by, any industrial or labor strike, dispute, stoppage or slowdown, unfair labor practice charge or material labor difficulty.  No union representation question or union organizational activity exists respecting employees of any of the Companies (“Employees”) and no one has petitioned within the last three years, and no one is now petitioning, for union representation of any Employees.  No collective bargaining agreement, state or federal industrial award or agreements (including an unregistered agreement) exists with any union, association of unions, industrial organization or organization or body of Employees that is binding on any of the Employees with respect to their employment with any of the Companies and no such agreement affecting any of the Employees is currently being negotiated.  The Companies have not experienced any industrial or labor strike, material dispute, stoppage or slowdown during the last three years.  The Company has delivered to Buyer at the Closing a complete and correct list of the names of all former employees who have not either (i) voluntarily resigned from their employment in writing or (ii) properly executed a valid and binding general release of all claims they have or may have against the Companies.  Schedule 3.18(i) of the Disclosure Schedule lists the directors and officers of the Companies and such employees referenced in the preceding sentence.  No current directors, officers, Employees or independent contractors of the Companies have given or been given notice of termination of office, employment or engagement (as the case may be) with the Companies or will be entitled to terminate their office, employment or engagement (as the case may be) as a result of or in connection with the Transactions, and, to the Knowledge of the Company, no director, officer, Employee or independent contractors presently intends to terminate their office, employment or engagement (as the case may be) with the Companies.  No payments are due to any of the Companies’ directors, officers, trustees, Employees or independent contractors or any of their respective affiliates due to the Transactions (other than the payments to be made to the Selling Shareholders pursuant to Section 2 of this Agreement).  The Companies have made all superannuation contributions which they are obliged to make in respect of all Persons and have provided at least the prescribed minimum level of superannuation support for each Person so as not to incur a shortfall amount under the Superannuation Guarantee (Administration) Act 1992 (Cwlth) (the “Superannuation Act”).  Schedule 3.18(ii) of the Disclosure Schedule contains a true and complete list of all current Employees (and consultants) of the Companies as of the date hereof together with their titles, geographic location, employing entity, descriptions of annual compensation (both as of the Closing Date and as of June 30, 2003) and other benefits (including any commissions, bonuses, profit sharing, shares and share options) paid or conferred on the Employees, a summary of their accrued annual, long service and sick leave entitlements, and all of their entitlements upon termination of employment, including notice and severance/redundancy entitlements.  Schedule 3.18(iii) of the Disclosure Schedule contains full details of the names and terms of engagement of all independent contractors who provide personal services to the Companies, whether directly or pursuant to a contract between a corporate entity and the Companies.  To the Knowledge of the Principal Selling Shareholders, no employee (or person performing similar functions) of the Company is in violation of any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party.

3.19        BENEFIT PLANS

(a)           Schedule 3.19(a) of the Disclosure Schedule sets forth a true and complete list of all welfare, retirement, compensation, severance, post-retirement, tuition, incentive, bonus, phantom equity, equity-based, option incentive, profit-sharing, employee share ownership, fringe benefit, insurance, relocation, change-in-control, employee ownership or other plans, schemes, agreements, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Companies with respect to benefits or compensation on behalf of any director, officer, Employee or independent contractor of the Company (whether current, former, or retired) or their beneficiaries and the Companies’ financial obligations under applicable Law (including, without limitation, the Superannuation Act) (each an “Employee Benefit Plan”).  Other than the Employee Benefit Plans, there are no other such plans, schemes, agreements, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) for which the Companies have, directly or indirectly, any actual or potential liability to or for any of their Employees, directors, officers, or independent contractors, or their beneficiaries.  Notwithstanding the foregoing, Schedule 3.19(a) does not include any Employee Benefit Plans mandated by a government outside of the United States.  A copy of each Employee Benefit Plan set forth on Schedule 3.19(a) has been provided or made available to Buyer.  The Companies maintain, contribute to or sponsor all Employee Benefit Plans they are required to maintain, contribute to or sponsor under applicable Law.

(b)           With respect to each Employee Benefit Plan, (a) each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with applicable Laws; (b) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or, to the Knowledge of the Principal Selling Shareholders is anticipated against, any Employee Benefit Plan (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Companies, any director, officer, or employee thereof, or any of the Assets of any trust of any Employee Benefit Plan that could reasonably be expected to result in material Liability to any of the Companies; (c) no such Employee Benefit Plan is, or is expected to be, under audit or investigation by any Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty; and (d) all payments required by any Employee Benefit Plan or by law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the Closing shall have been made prior to the Closing or provided for by the Company as applicable, by full accruals as if all targets required by such Employee Benefit Plan had been or will be met at maximum levels on its financial statements.

(c)           None of the Companies currently maintains or sponsors, or at any time in the past maintained or sponsored, any funded Employee Benefit Plan other than the Company’s obligations under the Superannuation Act.  Each Employee Benefit Plan has been maintained in all material respects in accordance with its terms and all other applicable requirements, and if intended to qualify for special tax treatment, meets all requirements for such treatment.  Except to the extent required by applicable law, neither the consummation of the transactions contemplated by this Agreement nor an employment termination after such transactions will accelerate the time of payment or vesting, or increase the value of, compensation or benefits due to any employee, director or shareholder of the Companies (whether current, former or retired).

3.20        CORPORATE RECORDS

The minute books of each of the Companies contain complete, correct and current copies of its Organizational Documents and materially complete, correct and current copies of all minutes of meetings, resolutions and other proceedings of its Board of Directors and shareholders.  The stock or share record books of each of the Companies and its statutory registers are complete, correct and current.  The books and records of each of the Companies have been delivered or made available to Buyer, are in all material respects complete and correct.  None of the Companies has any prior names.

3.21        BROKERS

Except as set forth on Schedule 3.21, none of the Companies nor any Selling Shareholder has retained any broker or finder in connection with any of the transactions contemplated by this Agreement and no Person retained by the Companies or any Selling Shareholder is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.  The Selling Shareholders shall be solely responsible for any amounts due to any Person listed on Schedule 3.21 and in no event shall the Companies pay, agree to pay or otherwise be liable for any such amount.

3.22        BANKING INFORMATION

At the Closing, the Company has delivered to Buyer a true, correct and complete list of the names and addresses of every bank or other financial institution in which any of the Companies maintains an account or in which an account is maintained for the benefit of any of the Companies (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto.

3.23        TRANSACTIONS WITH AFFILIATES

Except as set forth on Schedule 3.23 of the Disclosure Schedule and except for any transaction between any of the Companies, there is not, and there has not at any time since January 1, 2003 been, any Contract to which any of the Companies is, or was, a party and to which a Selling Shareholder or any director of any of the Companies or any Affiliate of any of the foregoing is, or has been, a party, and none of the Companies are a party to, nor have its profits or financial position during that period been affected by, any Material Contract  with any of the Selling Shareholders, or their respective Affiliates, which was not of an entirely arm’s length nature; in particular, without limitation, none of the Companies has transferred any Material Assets to any other Person except at fair market value.  The consideration given or received by a Company under any material Contract currently in effect entered into by and among the Companies (or among any of the Companies and an Affiliate) reflected the consideration which could reasonably be expected to have been given or received had the parties to such material Contract been entirely independent.  None of the Selling Shareholders or any officer, director or employee of any of the Companies is indebted to the Companies.  None of the Selling Shareholders or their respective Affiliates have any material interest in any competitor, supplier or customer of any of the Companies or in any Person with whom any of the Companies has any material business relationship in connection with the Business.

3.24        POWERS OF ATTORNEY

None of the Companies has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any Person to enter into any Contract or commitment on its behalf other than to its respective employees to enter into in the ordinary course of business, Contracts for the provision of the Company’s products and services in the normal course of their duties.

3.25        DELINQUENT AND WRONGFUL ACTS

(a)           None of the Companies has received notification that any investigation or inquiry is being or has been conducted by any Governmental Entity or other Person in respect of the affairs of the Companies.

(b)           To the Knowledge of the Company, none of the Companies and no director, officer, agent, employee or other person acting on behalf of any such person has, in the course of his actions for, or on behalf of, any of the Companies used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person.

3.26        ACCURACY OF INFORMATION

In connection with the purchase of the Decide Shares by Buyer and the other Transactions, the Company has disclosed to Buyer in this Agreement or in connection with Buyer’s due diligence all material facts and information concerning the Companies and the Decide Shares, and has not made any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained herein or in any other document executed in connection herewith or any other written disclosure to Buyer in connection with the Transactions not misleading.

3.27        AUSTRALIAN SECURITIES LAWS EXEMPTION

Schedule 3.27 sets forth a true, correct and complete list of each Selling Shareholder who does not qualify as a sophisticated investor within subparagraphs (a), (b) or (c) of section 708(8) of the Australian Corporations Act 2001 (Cwlth) (the “Remaining Shareholders”).  The aggregate number of Remaining Shareholders does not exceed twenty (20).  The total entitlement for all Remaining Shareholders to shares of Buyer Common Stock under this Agreement does not result in the Buyer raising more than 2 million Australian dollars (AU$2,000,000) in total from such Remaining Shareholders, such that the offer of Buyer Common Stock on the terms of this Agreement does not need disclosure under Part 6D of the Australian Corporations Act 2001 (Cwlth).

3.28        PRIVACY

(a)           Any collection, use or disclosure of Personal Information in connection with the Business or this agreement:  (i) is consistent with any privacy statement or privacy policy issued by the Companies; and (ii) complies with all Privacy Laws by which the Companies are bound and by which the Buyer is bound and notifies the Selling Shareholders.

(b)           The Companies have notified the Buyer about all unresolved complaints about the Companies’ Personal Information handling practices.

(c)           Fulfilling the Companies’ or the Selling Shareholders’ obligations under this agreement will not put either the Companies in breach of any Privacy Laws by which they are bound.

(d)           The Companies hold all consents necessary to allow them to disclose any Personal Information required to be disclosed under this agreement.

(e)           The Companies do not transfer Personal Information overseas except in accordance with applicable privacy Laws.

4.             REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS.

Each Selling Shareholder, individually with respect to itself and no other Person, severally and not jointly, except in respect of Section 4.18 which each Selling Shareholder represents and warrants jointly, hereby represents and warrants to and agrees with Buyer as follows:

4.1          CORPORATE STATUS

Each Selling Shareholder that is not a natural person is duly organized or incorporated and validly existing under the Laws of its jurisdiction of organization or incorporation.

4.2          AUTHORIZATION

(a)           Such Selling Shareholder has the requisite power and authority to enter into and perform the Transaction Documents.  All action on the part of such Selling Shareholder necessary for the authorization, execution, delivery and performance by Selling Shareholder of the Transaction Documents has been taken, and the Transaction Documents, when executed and delivered by the Selling Shareholder, will constitute valid and binding obligations of such Selling Shareholder, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws of general application affecting the enforcement of creditor’s rights.

(b)           The execution and delivery of, and the performance by the Selling Shareholder and of its respective obligations under, the Transaction Documents will not: (i) result in a breach of, or constitute a default under, any instrument to which such Selling Shareholder is a party or by which such Selling Shareholder is bound; or (ii) result in a breach of any Order to which such Selling Shareholder is a party or by which such Selling Shareholder is bound.

(c)           No indebtedness (actual or contingent) and no contract or arrangement, other than indebtedness and contracts which will be terminated on the Closing Date or which relates to an employment or consulting relationship with the Company the terms of which have been disclosed to Buyer prior to Closing, is outstanding between any of the Companies and such Selling Shareholder or any Affiliate of such Selling Shareholder. Neither such Selling Shareholder nor any Affiliate of such Selling Shareholder has any material interest, direct or indirect in any business which competes with any business now carried on by Buyer.

(d)           Such Selling Shareholder has waived or abolished any and all rights that it may otherwise have been entitled to, including preemptive rights, rights of first refusal, repurchase rights or the like, relating to its ownership of any securities of the Company, including the Decide Shares, or such rights will terminate on the Closing Date immediately prior to Closing pursuant to the terms of the agreements which provide for such rights.

4.3          CONSENTS AND APPROVALS

Except for any consents specified in Schedule 4.3 of the Disclosure Schedule, neither the execution and delivery by such Selling Shareholder of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by such Selling Shareholder, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Order to which such Selling Shareholder is subject, (b) the Organizational Documents of the Company or (c) any Contract, Governmental Permit or other document to which the Company is a party or by which the properties or other assets of the Company may be subject.

4.4          OWNERSHIP OF DECIDE SHARES

Such Selling Shareholder is the sole registered holder and beneficial owner, and record and beneficial owner, of the number of Decide Shares set forth opposite its name on Exhibit A, free and clear of any Encumbrances.  Except as set forth on Schedule 4.4 of the Disclosure Schedule, there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any of the Decide Shares owned by such Selling Shareholder.  The delivery of a certificate or certificates at the Closing representing the Decide Shares in the manner provided in this Agreement and the recording in the share register of the Company of the transfer of such Decide Shares to Buyer will transfer to Buyer good and valid title to the Decide Shares free and clear of all Encumbrances.

4.5          FINDER’S FEES

Except as set forth on Schedule 3.21, such Selling Shareholder has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement and no Person retained by the Selling Shareholder is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.  The Selling Shareholders shall be solely responsible for any amounts due to any Person listed on Schedule 3.21 and in no event shall the Company pay, agree to pay or otherwise be liable for any such amount.

4.6          INVESTMENT

Such Selling Shareholder (i) is acquiring shares of Buyer Common Stock for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.  Such Selling Shareholder understands that the Buyer Common Stock to be purchased by Selling Shareholder have not been and will not be (except as contemplated by the Registration Rights Agreement) registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein or the foreign status of such Selling Shareholder.

4.7          EXPERIENCE; ACCREDITED INVESTOR

Such Selling Shareholder has such knowledge and experience in financial or business matters that such Selling Shareholder is capable of evaluating the merits and risks of the investment in the shares of Buyer Common Stock, is able to fend for itself, can protect its own interests in connection with such investment and can bear the economic risk of such investment, including a complete loss thereof.  If such Selling Shareholder is not an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, such Selling Shareholder is not a U.S. Citizen for purposes of Regulation S promulgated under the Securities Act.

4.8          RULE 144

Such Selling Shareholder acknowledges that the shares of Buyer Common Stock to be received by it pursuant to this Agreement are restricted securities within the meaning of applicable securities Laws, have not been registered under the Securities Act, and must be held indefinitely unless subsequently registered under the Securities Act and applicable state and other securities Laws or unless an exemption from such registration is available.  Such Selling Shareholder is aware of the provisions of Rule 144 promulgated under the Securities Act and similar rules and regulations that permit limited resale of shares purchased in a private placement, or in an offshore transaction pursuant to Regulation S, subject to the satisfaction of certain conditions.  The shares of Buyer Common Stock issued to such Selling Shareholder will bear a legend reflecting these conditions on transferability thereof until removed as provided herein.

4.9          INFORMATION

Such Selling Shareholder, or its representatives, has had an opportunity to discuss Buyer’s business, management and financial affairs with Buyer’s management and an opportunity to review Buyer’s facilities and raise any due diligence enquiries.  Such Selling Shareholder represents and acknowledges that it believes it, or its representatives, has had an opportunity to ask questions and receive answers from Buyer’s officers, employees and directors regarding the terms and conditions of the offering of the shares of Buyer Common Stock.  Such Selling Shareholder has sought such advice as such Selling Shareholder has considered necessary to make an informed investment decision with respect to its acquisition of the shares of Buyer Common Stock.  Such Selling Shareholder acknowledges that it has formed its own view of the value of the Buyer Common Stock and does not rely on  any representations, warranties, assurances, statements or other information provided or made by the Buyer or its subsidiaries and Affiliates and their respective directors, officers and employees, agents, controlling persons, counsel and consultants, except as expressly set out in this Agreement or in the Buyer SEC Reports.

4.10        FURTHER LIMITATIONS ON DISPOSITIONS

Without in any way limiting the representations set forth above, Selling Shareholder further agrees that, if at the time of any transfer of any shares of Buyer Common Stock, such shares shall not be registered under the Securities Act, prior to any disposition of all or any portion of such shares, Buyer may require, as a condition of allowing such transfer, that the holder or transferee furnish to Buyer (i) such information as is appropriate to establish that such transfer may be made without registration under the Securities Act; and (ii) at the expense of the holder or transferee, an opinion by legal counsel designated by such holder or transferee and reasonably satisfactory in form and substance to Buyer, to the effect that such transfer may be made without registration under the Securities Act.  No such opinion of counsel shall be necessary for any transfer to any person or entity that is deemed to be an “affiliate” of the Selling Shareholder for purposes of the Securities Act, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if the transferee were an original Selling Shareholder hereunder.

4.11        RESIDENCE

Such Selling Shareholder is a resident of the jurisdiction specified in its address listed on Exhibit A.

4.12        CONFIDENTIALITY

Such Selling Shareholder shall not disclose or provide to any other person or entity any non-public information or materials, or copies thereof, whatsoever about Buyer, disclosed or made available to the Selling Shareholders in connection with the transactions contemplated hereby, or in a Selling Shareholder’s capacity as shareholder of Buyer; provided, however, that such Selling Shareholder may disclose such information to such Selling Shareholder’s legal and financial advisors in connection with advice to be rendered by them to such Selling Shareholder, or to such Selling Shareholder’s investors.  Prior to such disclosure, such Selling Shareholder shall advise such legal and financial advisors or Selling Shareholder’s investors or potential investors or Affiliates, as the case may be, that each of them shall not further disclose such information or materials to any other Person or utilize such information or materials for the benefit of any Person other than Buyer or the Selling Shareholders.  The nondisclosure obligations set forth above shall not apply to any information which Buyer determines in writing shall not be the subject of such nondisclosure obligations, nor shall such obligations apply to any information which, by applicable Law, Buyer may not prohibit such Selling Shareholder from disclosing.  Such Selling Shareholder may disclose any information to any Governmental Entity having jurisdiction over it, provided that Buyer when reasonably possible shall be given reasonable advance written notice of such Selling Shareholder’s intent to disclose any information covered under this paragraph unless such Selling Shareholder is precluded from doing so by applicable Law.

4.13        BROKER-DEALER

Neither such Selling Shareholder nor any Affiliate of such Selling Shareholder is a registered broker-dealer under the rules and regulations of the SEC and NASD.

4.14        INSIDER CONTRACTS

Except as disclosed on Schedule 4.14 of the Disclosure Schedule, there is not any Contract to which any of the Companies is a party and in which such Selling Shareholder is interested, either directly or indirectly in another party thereto.  None of the Companies has transferred any Assets (other than any Assets with an original cost or current fair market value less than $5,000) to such Selling Shareholder, except at fair market value.  Neither such Selling Shareholder, nor any of its Affiliates, has any material or indirect interest in any competitor, supplier or customer of the Companies or in any Person with whom the Companies have any material business relationship in connection with the Business.

4.15        POWERS OF ATTORNEY

Such Selling Shareholder has not given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any Person to enter into any Contract or commitment on its behalf with respect to the Decide Shares owned by such Selling Shareholder.

4.16        DELINQUENT AND WRONGFUL ACTS

(a)           Such Selling Shareholder has not received notification that any investigation or inquiry is being or has been conducted by any Governmental Entity or other Person in respect of the affairs of such Selling Shareholder with respect to the Companies.

(b)           Neither such Selling Shareholder nor any other person acting on behalf of such Selling Shareholder has, in the course of his actions for, or on behalf of, the Companies used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person.

4.17        ACCURACY OF INFORMATION

In connection with the purchase of the Decide Shares by Buyer and the other Transactions, such Selling Shareholder has not made any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made by such Selling Shareholder contained herein or in any other document executed in connection herewith or any other written disclosure by such Selling Shareholder to Buyer not misleading.

4.18        AUSTRALIAN SECURITIES LAWS EXEMPTION

Such Selling Shareholder is either (i) a sophisticated investor within subparagraphs (a), (b) or (c) of section 708(8) of the Australian Corporations Act 2001 (Cwlth), or (ii) listed on Schedule 3.27.  If such Selling Shareholder is a sophisticated investor within subparagraph (c) of section 708(8) of the Australian Corporations Act 2001 (Cwlth), such Selling Shareholder shall have obtained a certificate in the terms required by such sub-paragraph and shall have delivered a true and correct copy of such certificate to Buyer at the Closing.

5.             REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to the Selling Shareholders as follows:

5.1          ORGANIZATIONAL STATUS

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, is in good standing under such Laws and is authorized to exercise all of its corporate powers, rights and privileges.  Buyer has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, other than such corporate power and authority, the absence of which would not reasonably be expected to cause a Material Adverse Effect on Buyer.  Buyer is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would reasonably be expected to cause a Material Adverse Effect.

5.2          AUTHORIZATION

(a)           Buyer has the requisite corporate power to execute and deliver the Transaction Documents, to issue and sell the shares of Buyer Common Stock and to carry out and perform its obligations under the terms of the Transaction Documents.

(b)           All corporate action on the part of Buyer, its stockholders, officers and directors necessary for the authorization, execution, delivery and performance of the Transaction Documents and for the authorization, sale, issuance (or reservation for issuance) and delivery of the shares of Buyer Common Stock, and the performance of Buyer’s obligations thereunder, has been taken.  The Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws of general application affecting the enforcement of creditors’ rights.

(c)           The Board of Directors of Buyer, at a meeting duly called at which a quorum of directors was present, has authorized, approved and adopted this Agreement and the Transactions contemplated hereby.  None of the aforesaid actions by the Board of Directors has been amended, rescinded or modified.

(d)           No approval or ratification of this Agreement or the Transactions by the stockholders of Buyer is required under applicable Law or the rules and regulations of the primary exchange or market on which the shares of Buyer’s common stock is traded.

5.3          CONSENTS AND APPROVALS

Neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Buyer, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Order to which Buyer is subject, or (b) the Charter Documents or By-Laws of Buyer.

5.4          FINDER’S FEES

Buyer has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement and no Person retained by Buyer is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.

5.5          CAPITALIZATION

(a)           The authorized capital stock of Buyer, as of August 5, 2004, consists of (A) 350,000,000 shares of Common Stock, of which 34,175,937 shares are issued and outstanding as of the date hereof and (B) 10,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), of which 689,351 shares are issued and outstanding, and of which 611,351 shares are designated as Series A Convertible Preferred Stock and 78,000 shares are designated as Series C Convertible Preferred Stock.  Except as set forth in the Transaction Documents or the SEC Reports (i) no shares of Buyer’s capital stock are subject to preemptive rights or any other similar rights; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Buyer, and there are no contracts, commitments, understandings or arrangements by which Buyer is or may become bound to issue additional shares of capital stock of Buyer or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Buyer; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of Buyer or by which Buyer is or may become bound; (iv) there are no amounts outstanding under, and there will be no amounts due upon termination of, any credit agreement or credit facility; (v) there are no financing statements securing obligations in any amounts greater than fifty thousand dollars ($50,000) in the aggregate, filed in connection with Buyer; (vi) there are no agreements or arrangements under which Buyer is obligated to register the sale of any of its securities under the Securities Act; (vii) there are no outstanding securities or instruments of Buyer or which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Buyer is or may become bound to redeem a security of Buyer; (viii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares of Buyer Common Stock as described in this Agreement; and (ix) Buyer does not have any stock appreciation rights or “phantom” stock plans or agreements or any similar plan or agreement.

(b)           The shares of Buyer Common Stock have been duly authorized and, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, and free from all Encumbrances (except for Encumbrances under applicable securities Laws) with respect to the issuance thereof.  Subject to the accuracy of the representations and warranties of each of the Selling Shareholders in this Agreement, the issuance by Buyer of the shares of Buyer Common Stock is exempt from registration under the Securities Act and applicable state securities Laws, and the shares of Buyer Common Stock will be issued in compliance with all applicable state and federal securities Laws.

5.6          SEC FILINGS; FINANCIAL STATEMENTS

(a)           Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC since the filing of Buyer’s annual report on Form 10-K for the year ended December 31, 2003.  All such forms, reports and documents, including Buyer’s annual report on Form 10-K for the year ended December 31, 2003, are referred to herein as the “SEC Reports.”  Each of the SEC Reports, as of the date filed and as they may have been subsequently amended, were prepared in all material respects in accordance with all requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports.  Since June 30, 2004, no event has occurred that would require Buyer to file an 8-K or an amendment to the Buyer’s annual report on Form 10-K for the year ended December 31, 2003 or the Buyer’s quarterly reports on Form 10-Q for the quarters ending March 31, 2004 and June 30, 2004.

(b)           Each of the financial statements (including, in each case, any related notes thereto) contained in Buyer SEC Reports (collectively, the “Buyer Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP, and (iii) fairly presented the financial position of Buyer at the respective dates thereof and for the periods indicated therein, except in the case of unaudited quarterly financial statements for the omission of certain footnotes and subject to normal and recurring year-end adjustments.

(c)           Buyer satisfies the requirements for use of Form S-3 for registration of the resale of Registrable Securities (as defined in the Registration Rights Agreement).

5.7          COMPLIANCE WITH OTHER INSTRUMENTS; NO CONFLICTS

Buyer is not in Default of any term of its Certificate of Incorporation or By-Laws, or, in any material respect, of any term or provision of any Buyer Contract, or of any provision of any foreign or domestic state or federal Order applicable to or binding upon Buyer other than such Default which has not caused and would not reasonably be expected to cause a Material Adverse Effect. Subject to the accuracy of the representations and warranties of the Selling Shareholders, the execution, delivery and performance of the Transaction Documents by Buyer, and the consummation by Buyer of the transactions contemplated thereby, including the issuance of the shares of Buyer Common Stock, have not and will not (with or without notice or lapse of time, or both):  (a) constitute a Default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Buyer Contract; (b) violate any provision of the Certificate of Incorporation or By-Laws of Buyer; (c) result in the creation of any material Encumbrance upon any of the properties or assets of Buyer, or result in the suspension, revocation, impairment, forfeiture or non-renewal of any material Governmental Permit applicable to the operations or assets of Buyer; or (d) result in a violation by Buyer of any Law, other than, in each case, such Default or violation that would not reasonably be expected to cause a Material Adverse Effect or materially affect the ability of Buyer to consummate the Transactions.  Buyer is not in violation of the listing requirements of, or its listing agreement with, NASDAQ.

5.8          LITIGATION

Except as set forth in the SEC Reports, there are no material claims, actions, suits, proceedings or litigations pending or, to the Knowledge of the Chief Financial Officer and General Counsel of Buyer, overtly threatened in writing against Buyer or its properties before any Governmental Entity (other than ordinary course litigation that, if determined adversely to Buyer, would not reasonably be expected to cause a Material Adverse Effect).

5.9          NO UNDISCLOSED LIABILITIES; NO ADVERSE CHANGE

(a)           Since June 30, 2004, neither Buyer nor any of its subsidiaries has incurred any Liabilities of the type that are required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP and the Securities Act (including the rules and regulations promulgated thereunder) which would reasonably be expected to have a Material Adverse Effect on Buyer, except for any Liabilities (i) adequately provided for or referred to in the Company’s balance sheet and the related notes thereto as of June 30, 2004 included in Buyer’s Form 10-Q for the quarter ended June 30, 2004 (which is part of the SEC Reports) (the “Buyer Balance Sheet”), (ii) incurred since the date of the Buyer Balance Sheet in the ordinary course of business and consistent with past practice and (iii) incurred in connection with the transactions contemplated by this Agreement.

(b)           Since the date of the Buyer Balance Sheet, Buyer has conducted its business in the ordinary course and there has not occurred any event which has had a Material Adverse Effect on Buyer.

6.             COVENANTS.

6.1          EXISTING CONTRACTS AND OTHER LIABILITIES

Each Selling Shareholder, effective as of immediately prior to the Closing, hereby consents to the cancellation of any Contract (other than an employment or consulting agreement) that such Selling Shareholder has with the Company, and all such Contracts (including, without limitation, the Shareholders Agreement) are hereby terminated and void and of no further force or effect.  Each Selling Shareholder hereby fully and completely releases and discharges the Company and each of its Affiliates from any and all Liabilities which are due or may become due as a result of the execution, delivery or performance of the Transaction Documents, including the consummation of the Transactions and the cancellation of any such Contract (other than under an employment or consulting agreement the terms of which have been disclosed by Buyer prior to Closing).

6.2          EXPENSES

Each party hereto will, subject to section 6.15(e), bear its respective costs, fees and expenses (including legal and auditors’ fees) incurred in connection with the Transaction Documents and the transactions contemplated hereby and thereby.  In no event shall any costs, fees or expenses incurred by the Selling Shareholders in connection with the execution, delivery and performance of the Transaction Documents, including the consummation of the Transactions, be assumed or paid by the Company.  Notwithstanding anything to the contrary in the foregoing, at the Closing, Buyer shall pay to the Selling Shareholders (by wire transfer of immediately available funds to the account of Morrison & Foerster LLP, counsel to the Selling

Stockholders, held in a bank in the United States) Five Hundred Thousand dollars ($500,000), for use by the Selling Shareholders towards the advisory fees and expenses (including legal and finder, broker and investment banking fees and expenses) incurred by the Selling Shareholders in connection with the Transactions.  The Selling Shareholders hereby covenant and agree that all monies disbursed by Buyer to the Selling Shareholders pursuant to this Section 6.2 shall promptly be paid to Morrison & Foerster LLP, Baker & McKenzie and/or Piper Jaffray & Co. for services rendered thereby and such Selling Shareholders further agree to fully indemnify and hold Buyer and the Companies harmless for any Losses or Liabilities arising from or relating to any costs, fees and expenses (including legal and finder, broker and investment banking fees and expenses) incurred by the Selling Shareholders in connection with the Transactions or otherwise.

6.3          TRANSFER OF ASSETS AND BUSINESS

Selling Shareholders shall, and shall cause the Company to, take such reasonable steps as may be necessary or appropriate, in the judgment of Buyer, so that Buyer shall be placed in actual possession and control of all of the Assets and the Business.

6.4          TRANSFERABILITY OF SHARES OF BUYER COMMON STOCK

(a)           Lock-up Period.  Except pursuant to the terms and condition set forth in Sections 6.4 and Section 6.5, no Selling Shareholder shall Transfer any shares of Buyer Common Stock constituting the Closing Date Stock Payment (the “Restricted Shares”) during the period commencing on the Closing Date and ending, with respect to the number of shares designated below, on the various dates (each a “Lock-Up Expiration Date”) set forth in Section 6.5 below (the “Restricted Period”).

(b)           Legend.  For so long as any Restricted Shares are subject to the restrictions contained in Sections 6.4 through 6.7, any certificates representing Restricted Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN LOCK-UP RESTRICTIONS (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH LOCK-UP RESTRICTIONS.”

(c)           Permitted Transfers.  During the Restricted Period, no Selling Shareholder shall Transfer any Restricted Shares except (i) to Buyer or with Buyer’s prior written consent, or (ii) to an Affiliate or immediate family member of such Selling Shareholder, or any trust for the sole benefit of any immediate family members of such Selling Shareholder, that agrees, in writing acceptable to Buyer, to be bound by the terms of this Agreement.

6.5          Lock-Up Expiration Date

(a)           Closing Date Stock Payment.  Each Selling Shareholder may Transfer the specified fraction of the aggregate number of Restricted Shares (other than Restricted Shares which are also Escrowed Shares) issued to such Selling Shareholder on or after the dates specified below:

Number of Restricted Shares	Lock-Up Expiration Date
33 1/3%	Effective Date
66 2/3%	6 months after the Closing Date
100%	12 months after the Closing Date

(b)           Termination of Restrictive Legends.  Whenever such restrictions shall cease and terminate as to any Restricted Shares, the holder of such shares shall be entitled to receive from Buyer, in exchange for such legended certificates, without expense (other than applicable transfer taxes, if any, if such unlegended shares are being delivered and transferred to any Person other than the registered holder thereof), new certificates for a like number of Restricted Shares not bearing the relevant restrictive legend(s), other than any legends otherwise required pursuant to this Agreement or applicable securities Laws.  Other than in connection with a sale of Restricted Shares under the Registration Statement, Buyer may request from any Selling Shareholder proposing to Transfer Restricted Shares a certificate or an opinion of counsel with respect to any relevant matters in connection with the removal of any restrictive legend(s) set forth on such person’s stock certificates, any such certificate or opinion of counsel to be reasonably satisfactory to Buyer.

(c)           Recordation.  Buyer shall not record upon its books any Transfer to any Person except Transfers in accordance with this Agreement (including Section 6.4 and this Section 6.5).

(d)           Escrowed Shares.  For the avoidance of doubt, notwithstanding the foregoing, no Selling Shareholder shall Transfer any Restricted Shares that are also Escrowed Shares other than Transfers to an immediate family member of such Selling Shareholder or a trust solely for the benefit of such Selling Shareholder and his immediate family member in accordance with the Escrow Agreement.  All Escrowed Shares that cease to become Restricted Shares on the six month anniversary of the Closing Date, less such number of Escrowed Shares that are subject to an unresolved indemnification claim by Buyer, shall be released from the Escrow Account on March 15, 2005.

(e)           Buyer Change of Control.  Sections 6.4 through 6.7 (but not Section 6.5(d)) shall terminate immediately prior to a Buyer Change of Control and shall be of no further force and effect.

6.6          VOTING

For so long as any Restricted Shares remain subject to the restrictions contained in Sections 6.4 or 6.5, each Principal Selling Shareholder, for so long as such Principal Selling Shareholder is a member of the senior management of Buyer or any Affiliate thereof (including, without limitation, any of the Companies), hereby covenants and agrees, (i) to be present in person or represented by proxy at all stockholder meetings of Buyer so that all Restricted Shares then beneficially owned by such Selling Shareholder shall be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) to vote, or act by consent with respect to, all Restricted Shares then beneficially owned by such Selling Shareholder in the same manner as Buyer shall generally direct members of the senior management of Buyer to vote or act shares of Buyer Common Stock held by them.

6.7          SPECIFIC PERFORMANCE

Without limiting the generality of Section 10.6 of this Agreement, each Selling Shareholder acknowledges that there would be no adequate remedy at law if it fails to perform any of its obligations under Section 6.4, 6.5 or 6.6 and accordingly agrees that Buyer, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any Selling Shareholder hereunder, in addition to the other obligations of such Selling Shareholder under this Agreement.

6.8          PUBLIC ANNOUNCEMENTS

Buyer shall issue a press release or other announcement of this Agreement and the transactions contemplated hereby in such form as shall be required by Law, with prior notice to the Shareholders’ Representative, promptly following the Closing.  The Selling Shareholders shall not issue or cause the issuance or the publication of any press release or any other public statement or announcement with respect to the Transaction Documents or the transactions contemplated thereby, in each case without the prior review and written consent of Buyer.

6.9          CONFIDENTIALITY

If the Transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall not use or otherwise disclose such information to any third party and shall return to such other party or Affiliate all copies made by it or its representatives of Confidential Information provided by such other party or Affiliate.  After the Closing, none of the Selling Shareholders shall, except to the extent previously publicly disclosed by Buyer, disclose any of the terms of the Transaction Documents and the transactions contemplated thereby to any Person other than the representatives of the Selling Shareholders.  The Company, each Selling Shareholder and Buyer hereby acknowledge that no party to this Agreement is acting as an advisor to any other party hereto, nor will any party receive any amount that could be treated as a “minimum fee” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(3).

6.10        SELLING SHAREHOLDER RELEASE

(a)           Each of the Selling Shareholders, for itself, its Affiliates, predecessors, successors, personal representatives and assigns (the “Releasors”), as the case may be, hereby irrevocably releases and forever discharges the Companies and the Companies’ past, present and future officers, directors, employees, agents, stockholders, partners, managers, successors, representatives, assigns and Affiliates (other than the Selling Shareholders) (the “Releasees”), as the case may be, from (i) any and all claims, liabilities, costs, expenses, rights, causes of action, suits, litigation, proceedings, arbitrations, demands, however arising, whether at law or equity, actual or contingent, known or unknown arising solely out of, or relating solely to, the Releasors ownership (direct or indirect) of any debt or equity interests in the Company (including, the Decide Shares) and (ii) any and all obligations, whether previously or now existing, which any of the Companies may have to, or have incurred for the benefit or on behalf of, any Releasor, whether pursuant to Law, Contract, provision of any Organizational Document or otherwise, arising solely out of, or relating solely to, the Releasors’ ownership (direct or indirect) of any debt or equity interests in the Company (including, without limitation, the Decide Shares).

(b)           Each Selling Shareholder acknowledges and agrees that the consideration received by each of them for the execution and delivery of this Agreement, including the consideration received by each of them for the Decide Shares, was fully negotiated and bargained for and constitutes full and fair consideration for the agreements and releases by each of them set forth in this Agreement.

(c)           Each Selling Shareholder confirms that it has carefully read the provisions of this Section 6.10 and that it has reviewed such provisions with its respective attorneys and has consulted therewith regarding its rights and obligations hereunder, that it has had ample and sufficient opportunity to consider the terms of this Section 6.10 without duress or coercion.  Accordingly, each Selling Shareholder forever waives all rights to assert that the release contained in this Section 6.10 was the result of a mistake in law or in fact or to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate.

(d)           Each Selling Shareholder acknowledges that, in executing the release contained in this Section 6.10, they are not relying on any representations, warranties, assurances, statements, or other information of any kind provided or made by any of the released parties or their counsel.  Each Selling Shareholder is aware that they are releasing claims as to which they may be currently unaware and only later may come to learn, but are nevertheless willing to enter into this release.  It is the intention of each Selling Shareholder that, notwithstanding the possibility they discover or gain a more complete understanding of the facts, events or Law which, if presently known or fully understood, would have affected this release, this release shall be deemed to have fully, finally, and forever settled all claims released hereby.  The release in this Section 6.10 extends to claims and obligations that the Releasors do not know or suspect to exist in their favor, which, if known by such Releasor, would have materially affected its decision to enter into this release.  The releases herein given shall be, and remain in effect as, full and complete releases notwithstanding the discovery or existence of any additional or different claim or fact.

6.11        LEGENDS

In addition to any legend required pursuant to Section 6.4(b) above, each certificate representing shares of Buyer Common Stock issued hereunder shall be endorsed with a legend referencing such restrictions of such rules and regulations of the SEC and such contractual restrictions as Buyer deems appropriate and a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO 24/7 REAL MEDIA, INC. THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

Each certificate representing shares of Buyer Common Stock issued hereunder shall also bear any legend required by any applicable state or foreign securities Laws. Buyer need not register a transfer of such shares unless the conditions specified in the foregoing legends are satisfied. Buyer may also instruct its transfer agent not to register the transfer of any of the shares of Buyer

Common Stock issued hereunder unless the conditions specified in the foregoing legend is satisfied.

6.12        POST CLOSING ACCESS

Should it be necessary for Buyer’s reasonable purposes or to enable Buyer to comply with Law, the Principal Selling Shareholders shall make available to Buyer, its auditors and representatives, for copying, upon Buyer’s reasonable request, their records pertaining to the Business and the Companies, provided that all Selling Shareholders shall be generally available upon reasonable notice to answer such questions and inquiries of Buyer as shall be necessary or appropriate to enable Buyer to file any Tax Returns or to otherwise comply with Law.  Without limiting the generality of the foregoing, should it be necessary for Buyer’s corporate purpose or to enable Buyer to comply with Law, the Principal Selling Shareholders shall cooperate fully with Buyer, its auditors and representatives, before and after the Closing, in preparing financial statements covering the operations of the Companies as at and for any fiscal years or portions thereof ended not more than three (3) years before the Closing, in such form as may be appropriately audited at Buyer’s sole expense.

6.13        Further Assurances

At any time at or after the Closing, Buyer and the Selling Shareholders shall (and the Selling Shareholders at the Closing (or the Buyer after the Closing) shall cause the Company or its Subsidiaries, as appropriate, to) promptly execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, such other assurances, instruments or documents, and will take or cause to be taken such other actions reasonably requested by Buyer or the Selling Shareholders, as the case may be, and necessary for Buyer or the Selling Shareholders, as the case may be, to satisfy its or their respective obligations hereunder or to obtain, protect and enjoy the benefits contemplated hereby, or as otherwise may be appropriate to carry out the transactions contemplated by this Agreement.

6.14        Non-Competition

(a)           Solely to protect the Buyer in respect of the goodwill of the Companies, each Selling Shareholder agrees that, during the period beginning on the date hereof and ending two (2) years from the date hereof (the “Noncompete Period”), such Selling Shareholder will not, either on its own account or for any other Person, directly or indirectly, (i) recruit or hire away or attempt to recruit or hire away any employee of the Companies that has value to the Companies, any independent contractors to the Companies that provide services of value to the Companies, or persons providing services to an independent contractor to the Companies where that person is essential to the ability of the independent contractor to provide services of value to the Companies, or assist any Person to engage in any such conduct, (ii) solicit or interfere with or endeavor to entice away any current or potential customer or business partner of the Companies

 (a “Customer”) from the Companies, or (iii) perform services for, solicit business from or participate in client or customer relationship management activities with respect to any such Customer to the extent that such activities are likely to result in the Companies losing any current or potential customer or business partner.

(b)           Each Selling Shareholder further agrees that any remedy at law for any breach of the provisions contained in this Section 6.14 shall be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy to which Buyer may be entitled.

(c)           If the period of time or any other parts of the provisions specified in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months, or such other provision reduced in scope, so that such restrictions may be enforced for such time and to such extent as is adjudged to be reasonable.  If there is a violation of any of the restrictions contained in the foregoing subparagraph (a), the restrictive period shall not run from the time of the commencement of any such violation until such time as such violation shall be cured to the satisfaction of Buyer.

6.15        Tax Covenants

(a)           Preparation and Filing of Tax Returns.

Buyer shall cause to be prepared and timely filed all Tax Returns of the Company required to be filed on or after the Closing Date.  Tax Returns relating to periods prior to the Closing Date shall be prepared and filed in a manner consistent with the prior practice of the Company, except as required by applicable Law or unless the Shareholders’ Representative shall provide prior written consent.

(b)           Tax Elections.

The Selling Shareholders acknowledge and agree that Buyer may in its sole discretion make an election under Section 338(g) of the Code (and any corresponding election under U.S. state and local Law) with respect to the purchase of the Companies pursuant to this Agreement.

(c)           Cooperation and Exchange of Information.

As soon as practicable after the Closing Date, but not later than 30 days thereafter, the Selling Shareholders will cause to be delivered to Buyer all of the original books and records (including work papers) and Tax Returns of the Company relating to Taxes which are in the possession of the Selling Shareholders, their affiliates (other than the Company) or their accountants or other advisors and not also in the possession of the Company.  At the Selling Shareholders’ reasonable request and at the Selling Shareholders’ expense, the Selling

Shareholders shall be entitled to make copies of any and all books and records (including work papers) and Tax Returns delivered to Buyer.  The Selling Shareholders and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and such other cooperation and assistance as is reasonably necessary to complete and file any Tax Return, respond to audits, make any determination under this Agreement (including the determination of the responsibility for the payment of Taxes under this Agreement), verify issues and negotiate settlements with Tax Authorities, or defend or prosecute any Tax claims.

(d)           Conveyance Taxes.

All real property transfer or gains, sales, use, transfer, value added, stock transfer, stamp duty and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement shall be borne by Buyer.  Buyer shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, unless otherwise required by Law.  The Selling Shareholders shall execute and deliver all instruments and certificates necessary to enable Buyer to comply with the foregoing.

6.16        Release of Pre-emption Rights

Effective as of the Closing, each Selling Shareholder waives in favor of the Buyer any pre-emption or other rights which it has now or might otherwise have in respect of any of the Decide Shares held by each other Selling Shareholder.

6.17        Powers of Buyer over Decide Shares

(a)           The Selling Shareholders each irrevocably appoint the Buyer to be its attorney from Closing until the Decide Shares are registered in the name of the Buyer.

(b)           The Buyer may from Closing do in the name of the Selling Shareholders and on their behalf everything necessary or expedient, in the Buyer’s sole discretion, to (i) transfer the Decide Shares; (ii) exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the Decide Shares; (iii) receive any dividend or other entitlement paid or credited to the Selling Shareholders in respect of the Decide Shares; and (iv) do any other act or thing in respect of the Decide Shares or the Company.

(c)           The Selling Shareholders declare that all acts and things done by the Buyer in exercising powers under this power of attorney will be as good and valid as if they had been done by the Selling Shareholders and agree to ratify and confirm whatever the Buyer does in exercising powers under this power of attorney.

(d)           The Selling Shareholders declare that this power of attorney of the Buyer is given for valuable consideration and is irrevocable from the date of this power of attorney until the Decide Shares are registered in the name of the Buyer.

(e)           The Buyer is expressly authorized to do any act as a result of which a benefit is conferred on it.

6.18        Selling Shareholders as Trustee

(a)           In connection with the execution, delivery and performance of this Agreement, (i) Keith Lambert hereby acknowledges that, in addition to his individual capacity, he is executing and delivering this Agreement in his capacity as trustee for Graham Sharp Paul, Philip John Walker and Tinabass Superannuation Trust; (ii) Service Dotcom Pty Limited (ACN 085 300 723) hereby acknowledges that, in addition to its corporate capacity, it is executing and delivering this Agreement in its capacity as trustee for Keith Lambert; and (iii) Terazeal Pty Limited (ACN 081 352 945) hereby acknowledges that, in addition to its corporate capacity, it is executing and delivering this Agreement in its capacity as trustee of the Terazeal Trust.  In such capacities, each of Keith Lambert, Service Dotcom Pty Limited and Terazeal Pty Limited are each referred to herein as a “Trustee Seller” and, collectively, as the “Trustee Sellers.”  The trusts constituted between each Trustee Seller and Graham Sharp Paul, Philip John Walker, PJ Walker & Co Pty Limited, Keith Lambert and the Terazeal Trust (as appropriate) are each referred to herein as a “Trust” and, collectively, as the “Trusts.”

(b)           Each Trustee Seller represents and warrants to the Buyer, that:

(i)            it is the only trustee of the Trust and no action has been taken or is proposed to remove it as trustee of the Trust;

(ii)           it has the power under the terms of the Trust to enter into and comply with its obligations under this agreement including the power to sell its Decide Shares;

(iii)          it has carefully considered the purpose of this agreement and considers that entry into this agreement is for the benefit of the beneficiaries of the Trust, whose consents (if necessary) have been obtained and the terms of this agreement are fair and reasonable;

(iv)          it has a right to be fully indemnified out of the Trust assets in respect of obligations incurred by it under this agreement and the assets of the Trust are sufficient to satisfy that right of indemnity and all other obligations in respect of which the Trustee has a right to be indemnified out of the Trust assets;

(v)           it is not, and has never been, in default under the terms of the Trust;

(vi)          no action has been taken or proposed to terminate the Trust; and

(vii)         it and (in the case of corporate Trustee Sellers) its directors and other officers have complied with their obligations in connection with the Trust.

(c)           Until all obligations under this Agreement are discharged, each Trustee Seller, must not, without the consent of the Buyer, do anything which:

(i)            effects or facilitates the retirement, removal or replacement of the Trustee Seller as trustee of the Trust;

(ii)           could restrict the Trustee Seller’s right of indemnity from the Trust assets in respect of obligations incurred by the Trustee Seller under this agreement;

(iii)          could restrict or impair the ability of the Trustee Seller to comply with its obligations under this agreement;

(iv)          effects or facilitates the termination of the Trust;

(v)           effects or facilitates the variation of the terms of the Trust;

(vi)          effects or facilitates the resettlement of the Trust fund; or

(vii)         could result in the Trust assets being mixed with other property.

7.             CLOSING DELIVERIES OF BUYER.

On the date hereof, Buyer is delivering to the Selling Shareholders the following:

7.1          Purchase Price

Buyer is delivering the Purchase Price, as provided under Section 2 hereof.

7.2          Representations and Warranties

Buyer is delivering to the Selling Shareholders a certificate dated the date hereof executed on behalf of Buyer by the Chief Executive Officer of Buyer that the representations and warranties of Buyer contained in Section 5 of this Agreement are true and correct.

7.3          Legal Opinion

Proskauer Rose LLP, legal counsel to Buyer, has delivered an opinion, in the form of Exhibit E hereto, to the Selling Shareholders, dated the Closing Date.

7.4          Corporate Existence

Buyer is delivering all documents the Selling Shareholders reasonably requested relating to the corporate existence of Buyer and the authority of Buyer, all in form and substance reasonably satisfactory to the Selling Shareholders, including a certificate of status dated as of a date no more than five (5) Business Days prior to the Closing Date issued by the Secretary of State of the State of Delaware to the effect that Buyer is legally existing and in good standing.

7.5          Transaction Documents

Buyer is executing each of the Transaction Documents to which it is a party and has delivered the same to the Selling Shareholders, as applicable.

7.6          Listing of Common Stock

The Buyer Common Stock issued or to be issued to the Selling Shareholders is designated for quotation on the NASDAQ and has not been suspended by the SEC or NASDAQ from trading on such market.

8.             CLOSING DELIVERIES OF SELLING SHAREHOLDERS.

On the date hereof, the Selling Shareholders are delivering to Buyer the following:

8.1          Share Certificates

(a)           Each Selling Shareholder has delivered to Mallesons Stephen Jaques, Australian counsel to Buyer, and Buyer has received, certificates representing his, her or its Decide Shares, together with such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to Buyer all right, title and interest in such Decide Shares (including without limitation such separate instruments of transfer, assignment, conveyance and other instruments as are required to be executed by the holders of any beneficial interests in Decide Shares who are not also the registered holder, sufficient to convey, transfer and assign those beneficial interests), a certified copy of the correct and up to date register of members for each of the Companies, and a certified copy resolution of directors of the Company resolving that with effect from Closing:

(i)            subject to the payment of stamp duty, the transfers of the Decide Shares will be registered; and

(ii)           subject to the Constitution of the Company and subject to them consenting to act, Derrick Horner be appointed to the board of directors of the Company and each of the Subsidiaries (other than Adult Search Solutions Pty Limited and Adult Search Solutions Limited) and the resignation of the resigning directors be accepted.

(b)           The Selling Shareholders have delivered herewith, and the Buyer has received, certificates representing all of the issued share capital in the Subsidiaries.

8.2          Representations and Warranties

The Chief Executive Officer of the Company has delivered to the Buyer a certificate, dated the date hereof, that the representations and warranties set forth in Section 3 of this Agreement are true and correct.

8.3          Resignations

All directors of each of the Companies and each officer of each of the Companies (each to the extent requested by Buyer prior to the date hereof) have delivered to Buyer a resignation from such office or position, in a form reasonably satisfactory to the Buyer.

8.4          Legal Opinion

(a)           Opinion of U.S. Counsel to Company and Selling Shareholders.

Morrison & Foerster LLP, U.S. legal counsel to the Company and the Selling Shareholders, has delivered an opinion, in the form of Exhibit F-1 hereto, to Buyer, dated the Closing Date.

(b)           Opinion of Australian Counsel to Company and Selling Shareholders.

Baker & McKenzie, Australian legal counsel to the Company and the Selling Shareholders, has delivered an opinion, in the form of Exhibit F-2 hereto, to Buyer, dated the Closing Date.

8.5          Employment Agreement.

Buyer and each of Keith Lambert, Paul Ford, Paul McCarney, Gour Lentell and Dave Turner shall have entered into an employment agreement satisfactory to Buyer and each such Person.

8.6          Non-Competition, Intellectual Property and Inventions Assignment Agreement.

Each of Keith Lambert, Paul Ford, Paul McCarney, Gour Lentell and Dave Turner shall have executed a Non-Competition, Intellectual Property and Inventions Assignment Agreement, in form and substance reasonably satisfactory to Buyer.

8.7          Appointment of Agent Agreement

Each Selling Shareholder shall have delivered a fully completed and executed Appointment of Agent Agreement with Corporation Service Company (“CSC”), in the form of Exhibit G attached hereto.

8.8          Corporate Existence.

The Selling Shareholders have delivered all documents Buyer reasonably requested relating to the corporate existence of the Company and its Subsidiaries and the applicable Selling Shareholders and the authority of the Company and the Selling Shareholders, all in form and substance reasonably satisfactory to Buyer.

8.9          Transaction Documents.

The Company and each of the Selling Shareholders is executing each of the Transaction Documents to which it is a party and has delivered the same to Buyer, as applicable.

8.10        Third Party Consents.

The Selling Shareholders have obtained and delivered to Buyer all requisite consents, including without limitation, the consent of any landlord, to the assignment of any Real Estate Lease or material Contract to be assumed by Buyer and consent to the change in Control of the Companies where such change in Control would otherwise give rise to a right of termination or create or increase a liability or obligation of any of the Companies.

8.11        Charge Over Assets

The Selling Shareholders must have procured the release of the registered charge number 767048 from National Australia Bank Limited and provide to Mallesons Stephen Jaques, Australia counsel to Buyer, a copy of the corresponding completed Australian Securities & Investments Commission (“ASIC”) from 312, duly signed on behalf of National Australia Bank Limited.  The Company must duly lodge such form with ASIC as soon as practicable after Closing.

8.12        Call Options and Convertible Note

The Selling Shareholders must deliver to Buyer such evidence as the Buyer reasonably requires that:  (a)  all existing options granted to Babela Holdings Pty Limited (ACN 083 180 143) in respect of the Company have been fully performed and satisfied by the issue of 896,804 Decide Shares to Babela Holdings Pty Limited; and (b) the convertible note in respect of A$22,758.90 granted by Decide Interactive Pty Limited has been fully performed and satisfied by the issue of Ninety Three Thousand Five Hundred and Forty Four (93,544) Decide Shares to Scott McNeilage Pty Limited.

9.             INDEMNIFICATION; ESCROW.

9.1          Survival, etc.

(a)           The representations and warranties of the Company and the Selling Shareholders contained in this Agreement shall survive the Closing and shall be fully effective and enforceable for a period terminating on the date which is twelve (12) months from the Closing Date, except that (i) the representations and warranties contained in Sections 3.1 and 3.3 and Sections 4.1 and 4.4 shall survive indefinitely; and (ii) the representations and warranties contained in Sections 3.9, 3.19 and 3.27 shall survive until 30 days after the respective dates upon which the statutes of limitation applicable to the particular representations and warranties contained therein have expired, including any time limit for the making of an amended assessment in respect of any Tax.

(b)           The representations and warranties of Buyer contained in this Agreement shall survive the Closing and shall be fully effective and enforceable for a period terminating on the date which is twelve (12) months from the Closing Date.

(c)           With respect to any claim under Section 9.2(a) or 9.2(b) below, as the case may be, by Buyer (or any member of the Buyer Group (defined in Section 9.2 below)) or any Selling Shareholder (or any member of the Seller Group (defined in Section 9.2(b) below)) for indemnification for a breach of representations or warranties, written notice of such breach must be received by the Shareholders’ Representative or Buyer, respectively, within the survival period for the relevant representation or warranty under Section 9.1(a) or Section 9.1(b), as the case may be.  Each of the Selling Shareholders agrees to give Buyer prompt notice of any matter of which he, she or it obtains actual knowledge and as to which Buyer (or any member of the Buyer Group) would have a right to receive indemnification hereunder.  Buyer agrees to give the Shareholders’ Representative prompt notice of any matter of which it obtains actual knowledge and as to which the Selling Shareholders would have a right to receive indemnification hereunder.

(d)           Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

9.2          General Indemnification

(a)           The Selling Shareholders hereby jointly and severally agree promptly on demand to indemnify, defend and hold harmless Buyer, its subsidiaries (including, without limitation, the Companies) and Affiliates and their respective directors, officers and employees, agents, controlling persons, counsel and consultants and the successors and assigns of any of them (collectively, the “Buyer Group”) from, against and in respect of any losses, liabilities, obligations, damages (including governmental penalty or punitive damages, but excluding, as between the parties hereto, consequential damages or claims for lost profits), deficiencies, claims, suits, proceedings, charges, actions, demands, causes of action, judgments, taxes, interest, penalties, costs and expenses (including without limitation settlement costs and reasonable attorneys’ fees and disbursements and other reasonable expenses incurred in investigating, preparing or defending any Third Party Claim (as defined in Section 9.3(b) hereof)) (collectively, “Losses”) imposed on, asserted against, sustained, incurred or suffered by any such member of the Buyer Group, as a result or arising out of or in connection with any of the following:

(i)            any breach of any representation or warranty of the Company or the Selling Shareholders contained in this Agreement or in any Exhibit, Appendix or Schedule hereto or any other Transaction Document;

(ii)           any breach of any agreement or covenant of the Selling Shareholders contained in this Agreement; and

(iii)          the reasonable costs of enforcing the rights of the Buyer and the other members of the Buyer Group hereunder.

(b)           Buyer hereby agrees promptly on demand to indemnify, defend and hold harmless the Selling Shareholders and their respective Affiliates (excluding the Companies) and the successors and assigns of any of them (collectively, the “Seller Group”) from, against and in respect of any Losses imposed on, asserted against, sustained, incurred or suffered by any such member of the Seller Group, as a result or arising out of or in connection with any of the following:

(i)            any breach of any representation or warranty of Buyer contained in this Agreement or in any Exhibit, Appendix or Schedule hereto; and

(ii)           any breach of any agreement or covenant of Buyer contained in this Agreement.

(c)           Any claim made pursuant to Section 9.2 is referred to as an “Indemnification Claim.”

(d)

(i)            The Buyer Group will not be entitled to seek indemnification under Section 9.2(a)(i) for Losses unless and until the aggregate amount of all Buyer Group Losses incurred by the Buyer Group exceeds $250,000 (the “Threshold Amount”).  In the event that the aggregate of all Buyer Group Losses for which the Selling Shareholders, individually or in the aggregate, are obligated to provide indemnification under Section 9.2(a)(i) exceeds the Threshold Amount, the Buyer Group will be entitled to seek indemnification in respect of all Buyer Group Losses for which any Selling Shareholder is obligated to provide indemnification under Section 9.2(a)(i); provided, however, that the Threshold Amount shall not apply (i) with respect to breaches of the representations and warranties contained in Sections 3.1, 3.3, 3.9, 3.19, 3.27, 4.1 and 4.4; and (ii) in cases of fraud or intentional misrepresentation or breach of warranty.

(ii)           The Seller Group will not be entitled to seek indemnification under Section 9.2(b)(i) for Losses unless and until the aggregate amount of all Seller Group Losses incurred by the Seller Group exceeds the Threshold Amount.  In the event that the aggregate of all Seller Group Losses for which Buyer is obligated to provide indemnification under Section 9.2(b)(i) exceeds the Threshold Amount, the Seller Group will be entitled to seek indemnification only in respect of all Seller Group Losses for which Buyer is obligated to provide indemnification under Section 9.2(b)(i); provided, however, that the Threshold Amount shall not apply (i) with respect to breaches of the representations and warranties contained in Sections 5.1 and 5.5; and (ii) in cases of fraud or intentional misrepresentation or breach of warranty.

(e)           In no event shall the Selling Shareholders aggregate obligation to indemnify for Buyer Group Losses under Section 9.2(a) (except (i) with respect to breaches of the representations and warranties contained in Sections 3.1, 3.3, 3.9, 3.19, 3.27, 4.1 and 4.4; and (ii) in cases of fraud or intentional misrepresentation or breach of warranty) exceed the sum of (i) the greater of (x) the fair market value of the Escrowed Shares on the Closing Date and (y) the fair market value of the Escrowed Shares on the date any Indemnification Claim is made hereunder, (ii) the amount of the Cash Earnout Payment and (iii) the greater of (x) the fair market value of the Stock Earnout Payment on the date the shares of Buyer Common Stock constituting the Stock Earnout Payment are issued and (y) the fair market value of the Stock Earnout Payment on the date any Indemnification Claim is made hereunder.  In no event shall Buyer’s aggregate obligation to indemnify for Seller Group Losses under Section 9.2(b) exceed $5,000,000 (except in cases of fraud or intentional misrepresentation or breach of warranty).

(f)            In accordance with the provisions of the Escrow Agreement, Buyer shall be entitled, from time to time, to receive from the Escrow Agent the portion of Escrowed Shares having a value equal to the Losses of Buyer Group as to which Buyer Group is entitled to indemnification hereunder.  The right to receive such Escrowed Shares shall be Buyer’s sole remedy for Losses that it is entitled to indemnification for hereunder, other than (i) breaches of the representations and warranties contained in Sections 3.1, 3.3, 3.9, 3.19, 3.27, 4.1 and 4.4, and (ii) fraud or intentional misrepresentation or breach of warranty.

9.3          Indemnification Procedures

(a)           The party seeking indemnification hereunder (hereinafter some times referred to as an “Indemnitee”) shall give written notice to the other, in each case within 10 days (or sooner if the nature of the Indemnification Claim so requires) of receipt by the Indemnitee of written notice of any claim, event or matter that gives rise to an Indemnification Claim; provided that the failure of Indemnitee to give notice as provided in this Section 9.3(a) shall not relieve any indemnifying person (the “Indemnitor”) of its obligations under Section 9.2, except to the extent that such failure prejudices the rights of any of such Indemnitor.  If (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of any Third Party Claim (as defined in Section 9.3(b)), then within ten days after the occurrence of a final non-appealable determination with respect to such Third Party Claim, the Indemnitor shall pay the Indemnitee, in immediately available federal funds in United States dollars, the amount of any Losses (or such portion thereof) as the Indemnitor shall be responsible for pursuant to the provisions hereof, and in the event that any Losses incurred by the Indemnitee do not involve payment by the Indemnitee of any Third Party Claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee against such Losses, the Indemnitor shall within ten days after receipt of the notice referred to in the first sentence of this Section 9.3(a), pay to the Indemnitee, in immediately available federal funds in United States dollars, the amount of such Losses (or such portion thereof) as the Indemnitor shall be responsible for pursuant to the provisions hereof.

(b)           Except as provided in Section 9.3(c), Indemnitor may elect to defend by its own counsel any Litigation brought by any person who is not a party to this Agreement (a “Third Party Claim”) which is or gives rise to an Indemnification Claim, provided that (x) the Indemnitor shall have acknowledged in writing to Indemnitee that he, she, or it has an indemnification obligation with respect to the full amount of such Third Party Claim and (y) the Indemnitor shall have furnished to Indemnitee such assurance reasonably acceptable to Indemnitee regarding his, her, or its ability to satisfy such indemnification obligation.  If the Indemnitor elects to defend, compromise or settle such a Third Party Claim, it shall, within ten (10) days of receipt from Indemnitee of the written notice referred to in Section 9.3(a) above (or sooner, if the nature of such Third Party Claim so requires), notify Indemnitee of its intent to do so, and Indemnitee shall reasonably cooperate in the defense, compromise or settlement of such Third Party Claim.  Indemnitee shall have the right to employ, at Indemnitor’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent Indemnitee if, in Indemnitee’s reasonable judgment, there exists any actual or potential conflict of interest between the Indemnitee and the Indemnitor or one or more defenses are available to the Indemnitee that are not available to the Indemnitor or if Indemnitor (i) elects not to defend, compromise or settle a Third Party Claim, (ii) fails to notify the Indemnitee within the required time period, of its election as provided in this Section 9.3(b), or (iii) having timely elected to defend a Third Party Claim, fails, in the reasonable judgment of the Indemnitee, after at least 10 days notice to Indemnitor, to adequately prosecute or pursue such defense, or then in each case the Indemnitee may defend such Third Party Claim on behalf of and for the account and risk of the Indemnitor.  Indemnitor shall not consent to entry of any judgment or entry into any settlement without the written consent of the Indemnitee (which consent shall not be unreasonably withheld).  Indemnitee shall not consent to the entry of any judgment or enter into any settlement without the written consent of Indemnitor (which consent shall not be unreasonably withheld). Indemnitor agrees to pay the legal fees and disbursements of the Indemnitee in connection with the defense of any Third Party Claim within 30 days of receipt of notice of such fees and disbursements.

(c)           Notwithstanding anything to the contrary in this Section 9, with respect to any claim for indemnification hereunder relating to an alleged breach of a representation or warranty which is a Third Party Claim and which may materially adversely affect Buyer as a result of injunctive or similar equitable relief being sought, Buyer shall have the right to defend at the cost of the Selling Shareholders, jointly and severally, settle and compromise such Third Party Claim (or the part thereof which is a claim for injunctive or similar equitable relief in the case where both monetary, damages and non-monetary relief are being sought); provided, however, that without the Shareholders’ Representative consent (which shall not be unreasonably withheld) Buyer shall not consent to the entry of a judgment or enter into a settlement (i) involving the payment of money damages or (ii) involving the payment of money where such judgment or settlement would materially prejudice the Selling Shareholders.

(d)           Any payment under this Agreement not timely made shall bear interest at a fluctuating rate equal to the base rate of Citibank, N.A. plus 3% per annum.

(e)           Each of the Selling Shareholders and the Buyer agree that each party shall treat, and shall cause all Affiliates thereof to treat, any and all indemnification payments made hereunder as an equal reduction in the purchase price of each Decide Share.  If Taxes are imposed on an indemnification payment made to an indemnified party pursuant to this Agreement, the indemnifying party shall also indemnify the indemnified party against such Taxes such that the net amount received by the indemnified party is equal to the indemnification payment which would have been received had there been no such Taxes imposed.  No provision in this Agreement shall be interpreted to allow an indemnified party to be indemnified more than once for the same Tax Liabilities.

(f)            The amount, but not the existence, of any Losses resulting from a breach of representation, warranty, covenant or agreement by the Company, a Selling Shareholder or Buyer shall be determined after disregarding all “material” or similar qualifications or exceptions set forth therein, so that Losses thereunder shall be determined from “dollar one.”

(g)           No right to indemnification hereunder shall be limited by reason of any investigation, audit or due diligence conducted before or after the Closing of any party hereto or the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing.  Notwithstanding anything to the contrary herein, each party shall have the right, irrespective of any knowledge of audit, investigation or due diligence by such party, to rely fully on the representations, warranties and covenants of the other parties contained herein.  Each party acknowledges and agrees that each of the representations and warranties of such party in this Agreement is not to be affected or limited by any previous or other disclosures, express or implied, to any other party or its representatives.

(h)           If any claim for indemnification is made by Buyer pursuant to this Section 9 prior to the expiration of the escrow under the Escrow Agreement, Buyer shall apply to the Escrow Agent for reimbursement of such claim in accordance with the provisions hereof and the provisions of the Escrow Agreement, other than (i) with respect to breaches of the representations and warranties contained in Sections 3.1, 3.3, 3.9, 3.19, 3.27, 4.1 and 4.4; and (ii) in cases of fraud, intentional misrepresentation or breach of warranty or willful misconduct.

(i)            Notwithstanding anything to the contrary contained herein, no party shall be foreclosed from and each party shall be permitted to pursue (i) any and all equitable relief or other equitable remedies (including, without limitation specific performance) that may be available to such party, and (ii) any applicable statutory, equitable, common law or other remedy that may be available to such party for breach of any covenants or agreements contained in the Transaction Documents.

(j)            Notwithstanding anything to the contrary contained herein,

(i)            in the case of a claim or assessment with respect to Tax by a Tax Authority or in the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates solely to a period ending prior to the Closing Date and for which Buyer is responsible under Section 9.3, the Shareholders’ Representative shall have the right to participate in such Contest in accordance with the provisions of Section 9 hereof and no such Contest shall be settled without the consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld or delayed and

(ii)           an indemnifying party shall be required to make an indemnification payment to an indemnified party with respect to Tax Liabilities no later than the time that the indemnified party is required to pay such Tax Liabilities.  The indemnified party shall give written notice to the indemnifying party of such Tax Liabilities, and the indemnifying party shall make the indemnification payment within three (3) days of receipt of such notice, but no earlier than two (2) days before payment is required to be made.  If the amount of Tax Liabilities is subsequently changed, the amount of such indemnification shall be likewise adjusted.

9.4          Shareholders’ Representative

Without limiting the generality of Section 10.1 of this Agreement, as the Shareholders’ Representative shall have the authority to settle on behalf of the Selling Shareholders any Indemnification Claims made by any member of the Buyer Group hereunder, and taking any other action that is specifically delegated to the Shareholders’ Representative hereunder or under this Agreement or the Transaction Documents.  Buyer shall be required to give notice of any Indemnification Claim against the Selling Shareholders solely to the Shareholders’ Representative, and only the Shareholders’ Representative shall be empowered following such notice to respond to or take any other action on behalf of the Selling Shareholders with respect such Indemnification Claim.  The Selling Shareholders shall be bound by any and all actions taken by the Shareholders’ Representative on their behalf in accordance with this Section 9.

10.          MISCELLANEOUS.

10.1        Selling Shareholders’ Agent

Buyer and each Selling Shareholder acknowledges that Keith Lambert has been appointed by the Selling Shareholders to act as the “Shareholders’ Representative” for all purposes of the Transaction Documents and the transactions contemplated thereby including, without limitation to give and receive notices and service of process (and any notice given to or service of process upon the Shareholders’ Representative shall conclusively be deemed to be notice given to or service of process upon each Selling Shareholder) and to represent the Selling Shareholders with respect to any Indemnification Claim, and that Buyer may rely exclusively upon any action taken by the Shareholders’ Representative in his capacity as the Shareholders’ Representative for all purposes of this Agreement and each of the other Transaction Documents, including, without limitation, any amendments to or waivers of this Agreement or any of the other Transaction Documents.  By signing this Agreement, Shareholders’ Representative hereby acknowledges that he has accepted appointment as Shareholders’ Representative.  The Selling Shareholders acknowledge that if, at any time following the Closing Date, the Shareholders’ Representative becomes an employee of Buyer, the Shareholders’ Representative may have an actual or apparent conflict of interest with one or more of the Selling Shareholders.  Buyer shall not be responsible or liable in any manner for any actions taken or omitted to be taken by the Shareholders’ Representative, including, but not limited to, the Shareholders’ Representative’s obligation to disburse to the Selling Shareholders the portion of the Purchase Price due them pursuant to this Agreement or any other funds.  The Shareholders’ Representative may be removed, and a new Shareholders’ Representative designated, at any time and from time to time by the Selling Shareholders holding a majority of the Decide Shares on the date hereof, with the consent of Buyer, which consent shall not be unreasonably withheld.  Each Selling Shareholder ratifies and confirms and agrees to ratify and confirm any action taken by the Shareholders’ Representative on behalf of any Selling Shareholder pursuant to the Transaction Documents.  Without limiting any other provision of this Agreement, the person designated and appointed as Shareholders’ Representative pursuant to this Section 10.1 shall act as the Selling Shareholders’ agent and attorney-in-fact, with full power to act on behalf of and to bind the Selling Shareholders in connection with the participation in Tax Contests (pursuant to Section 6.15(d)).  Each Selling Shareholder hereby agrees that the Shareholders’ Representative shall not be liable to such Selling Shareholder for any error of judgment, or for any act done or step taken or omitted by Shareholders’ Representative in good faith or for any mistake of fact or law or for any thing which Shareholders’ Representative may do or refrain from doing in connection with this Agreement or any other Transaction Document, except Shareholders’ Representative’s own bad faith, willful misconduct or gross negligence.  The Selling Shareholders hereby jointly and severally agree to reimburse and indemnify Shareholders’ Representative for, and to hold Shareholders’ Representative harmless from and against, any loss, liability or expense, including but not limited to reasonable counsel fees, arising out of or in connection with Shareholders’ Representative’s acceptance of, or the performance of Shareholders’ Representative’s duties and obligations under this Agreement or any other Transaction Document, except for losses, liabilities and expenses caused by the bad faith or willful misconduct of Shareholders’ Representative.

10.2        Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either party hereto by operation of law or otherwise without the prior written consent of the other party; provided, that Buyer, in its sole discretion, may assign all or any portion of its rights, interests and obligations hereunder to any entity controlling, controlled by, or under common control with Buyer, provided that (a) such assignee assumes and agrees in writing with the Selling Shareholders to perform all of Buyer’s obligations hereunder; and (b) no such assignment shall relieve Buyer of any of its obligations hereunder.  Without limiting the foregoing, the Buyer may assign the right to purchase the Shares to a wholly-owned subsidiary of Buyer.  Upon any such assignment, references to “Buyer” shall include such assignee.  This Agreement shall be binding upon and inure to the benefit of successors and assigns of the parties hereto.

10.3        Complete Agreement

This Agreement, including the Appendices, Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and such Exhibits and Schedules, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, affiliate or representative of any party hereto.

10.4        Modifications, Amendments and Waivers

At any time prior to the Closing the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement.  The conditions to each party’s obligations to consummate the purchase and sale of the Decide Shares are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Law in a writing signed by such party or by closing with actual knowledge that a condition to Closing has not been satisfied, provided, however, that any such waiver of a condition of Closing shall not be deemed a waiver of any other right or remedy of any party, including without limitation in respect of misrepresentations, breaches of warranty or covenant, or any right to indemnification.  No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10.5        Notices

All notices, requests, claims, demands and other communications required or permitted under the Transaction Documents shall be in writing and shall be deemed to have been duly given when delivered in person, by commercial overnight delivery service, by facsimile transmission (confirmed by the sender by mail), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to Buyer:

24/7 Real Media, Inc.
1250 Broadway, 28th Floor
New York, New York 10001
United States of America
Attention:  Mark E. Moran, Esq.
Telephone:  (212) 231-7103
Telecopy:  (212) 760-1081

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway
New York, New York  10036
United States of America
Attention:    Ronald R. Papa, Esq.
Telephone:  (212) 969-3325
Telecopy:    (212) 969-2900

and a copy (which shall not constitute notice) to:

Mallesons Stephen Jaques
Level 60
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
Attention:  Simon Milne, Esq.
Telephone:  61 2 9296 2073
Telecopy:  61 2 9296 3999

If to Selling Shareholders:

c/o Keith Lambert
Shareholders’ Representative
Level 2, 115 Military Road
Neutral Bay, NSW 2089
Australia
Telephone:  +61 (2)
Telecopy:  +61 (2) 9908-8922

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013-1024
United States of America
Attention:  Allen Z. Sussman, Esq.
Telephone:  (213) 892-5290
Telecopy:  (213) 892-5454

with a copy (which shall not constitute notice) to:

Baker & McKenzie
Level 26, A.M.P. Centre
50 Bridge Street
Sydney, N.S.W. 1223
Australia
Attention:  Patrick Fair, Esq.
Telecopy:  +61 (2) 9225 1595

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).  Any notices shall be deemed given upon the earlier of the date when received, the third day after the date when sent by registered or certified mail or the day after the date when sent by commercial overnight delivery service.

10.6        Specific Performance

The Selling Shareholders acknowledge that Buyer will have no adequate remedy at law if the Selling Shareholders fail to perform their obligation to consummate the transactions contemplated by this Agreement, including the sale of the Decide Shares to Buyer.  In such event, Buyer shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.

10.7        Governing Law; Venue; Waiver of Jury Trial

(a)           This Agreement shall be governed by and construed under the Laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

(b)           The jurisdiction and venue in any action brought by any party hereto pursuant to this agreement shall lie in any federal or state court located in the State and City of New York.  By execution and delivery of this agreement, each party hereto irrevocably submits to the jurisdiction of such courts for himself or itself and in respect of his or its property with respect to such action.  The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c)           The parties agree that valid and lawful service of process against them may be achieved by (i) in the case of the Selling Shareholders, personal service of process on CSC, registered agent for service of process for each Selling Shareholder, at the offices of CSC in New York, New York, with a copy of such service of process provided to such Selling Shareholder in a manner provided for in Section 10.5 hereof, (ii) in the case of the Company prior to closing, by personal service or by commercial international delivery service to the Company in a manner provided for in Section 10.5, and (iii) in the case of the Company after the Closing and Buyer, by personal service of process on Buyer, at the offices of Buyer set forth in Section 10.5 hereof in a manner provided for in Section 10.5 hereof.  Any documents required to be provided to a person pursuant to this paragraph shall be delivered to the address or facsimile number of such person set forth in this Agreement pursuant to Section 10.5 hereof and the delivery of any such documents to such address or facsimile number shall be deemed to be correct and proper in all respects if so delivered in accordance with the provisions of Section 10.5.  The parties agree that, with respect to any process required by the rules or any court, service of process in accordance with the provisions of this section 10.7(c) shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by the rules or other statute or rule of court, and each party hereto irrevocably waives any objection it may have that service of process in such manner is improper or otherwise not valid.

(d)           Each of the parties hereto hereby knowingly, voluntarily, and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this agreement, any of the other transaction documents or any course of conduct, course of dealing, statements (whether oral or written) or actions of the parties hereto.

10.8        Disputes

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement and the other Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief which such party may be entitled.

10.9        Joint and Several Liability

Any liability or payment obligation of any Selling Shareholder hereunder shall be the joint and several liability of all Selling Shareholders hereunder.

10.10      Severability

The invalidity or unenforceability of any term, provision or covenant contained in this Agreement shall not affect the validity or enforceability of any other term, provision or covenant contained in this Agreement, which shall be deemed to be modified accordingly and shall remain in full force and effect.

10.11      Counterparts; Facsimile Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  This Agreement may be executed by facsimile signatures.

10.12      Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their successors and assigns, and Indemnitees, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (including without limitation any executive or employee of any of the Companies) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.13      Delays or Omissions

It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by any other party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement, or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or otherwise afforded to any party, shall be cumulative and not alternative.

10.14      Remedies

The indemnification rights under Section 9 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by Section 9.  Buyer acknowledges that Section 9 shall be the exclusive remedy of Buyer for any breach of the representations and warranties in Section 3 or Section 4 with respect to such individuals, except for fraud or any willful misrepresentation or breach of warranty.

10.15      Representation of Counsel

Buyer acknowledges and agrees that Morrison & Foerster LLP is acting as counsel for both the Company and the Selling Shareholders and the Selling Shareholders shall be entitled to consult with Morrison & Foerster LLP with respect to the interpretation of any provisions of the Transaction Documents.  Except to the extent permitted by the preceding sentence, nothing contained in this Section 10.15 shall be deemed to be a waiver of any conflict of interest or attorney-client privilege by Buyer other than with respect to any litigation arising therefrom.

[End of Text.  Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

24/7 REAL MEDIA, INC.

			By:	/s/ David J. Moore
				Name:	David J. Moore
				Title:	Chief Executive Officer

Accepted and agreed as of the date first above
written, by the Company named below:

DECIDE HOLDINGS PTY LIMITED

By:	/s/ David Turner
	Name:	David Turner
	Title:	Director

By:	/s/ Paul Milton McCarney
	Name:	Paul Milton McCarney
	Title:	Director/Company Secretary*

* Delete whichever is not applicable

Accepted and agreed as of the date first above
written, by the Selling Shareholders named below:

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert
	Keith Lambert as attorney for Paul Milton McCarney under power of attorney, in the presence of:		Keith Lambert as attorney for David James Barker under power of attorney, in the presence of:

	Signature of witness		Signature of witness

	Name of witness (block letters)		Name of witness (block letters)

	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney		By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert
	Keith Lambert as attorney for Hoo Lam Woon under power of attorney, in the presence of:		Keith Lambert as attorney for Robert John Morrish under power of attorney, in the presence of:

	Signature of witness		Signature of witness

	Name of witness (block letters)		Name of witness (block letters)

	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney		By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert
	Keith Lambert as attorney for James Rody Byrne under power of attorney, in the presence of:		Keith Lambert as trustee for Graham Sharp Paul

	Signature of witness		Signature of witness

	Name of witness (block letters)		Name of witness (block letters)

By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert
	Keith Lambert as trustee for Philip John Walker		Keith Lambert as trustee for Tinabass Superannuation Trust

	Signature of witness		Signature of witness

	Name of witness (block letters)		Name of witness (block letters)

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert
	Keith Lambert as attorney for Babela Holdings Pty Limited (ACN 083 180 143) under power of attorney, in the presence of:		Keith Lambert as attorney for ServiceDotcom Pty Limited (ACN 085 300 723) in its capacity as trustee for Keith Lambert, under power of attorney, in the presence:

Signature of witness
Signature of witness

Name of witness (block letters)
Name of witness (block letters)
	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney		By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

By:	/s/ Keith Lambert	By:	/s/ Keith Lambert

	Keith Lambert as attorney for Terazeal Pty Limited (ACN 081 352 945) as trustee for the Terazeal Trust, under power of attorney in the presence of:		Keith Lambert as attorney for Scott McNeilage Pty Limited (ACN 065 316 430), under power of attorney in the presence of:

	Signature of witness		Signature of witness

	Name of witness (block letters)		Name of witness (block letters)

	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney		By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney